UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No.)
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CALPINE CORPORATION
(Name of Registrant as Specified in Charter)
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April 1, 2014
To our Shareholders:
It is our pleasure to invite you to attend our 2014 Annual Meeting of Shareholders. The meeting will be held at 8:00 a.m. (Central Time) on May 14, 2014 at our corporate headquarters, located at 717 Texas Avenue, 10th Floor, Houston, Texas 77002.
The following Notice of Annual Meeting of Shareholders outlines the business to be conducted at the meeting.
This year we are again using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We encourage you to review these materials and vote your shares.
You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously voted your proxy. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting.
We are proud that you have chosen to invest in Calpine Corporation. On behalf of our management and directors, thank you for your continued support and confidence in 2014.
Very truly yours,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
CALPINE CORPORATION
717 Texas Avenue, Suite 1000
Houston, Texas 77002

Date of Meeting:	May 14, 2014

Time:	8:00 a.m. (Central Time)

Place:	717 Texas Avenue, 10th Floor, Houston, Texas 77002

Items of Business:	We are holding the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) for the following purposes:

•	to elect nine directors to serve on our Board of Directors until the 2015 Annual Meeting of Shareholders;

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2014;

•	to approve, on an advisory basis, named executive officer compensation; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Record Date:	March 18, 2014

Voting:
We strongly encourage you to vote. Please vote as soon as possible, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote prior to the date of the Annual Meeting: Internet, telephone, or mail. In accordance with New York Stock Exchange (“NYSE”) rules, your broker will not be able to vote your shares with respect to any non-routine matters (including the election of directors) if you have not given your broker specific instructions to do so. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current year (Proposal No. 2). The election of directors (Proposal No. 1) and the advisory approval of the named executive officer compensation (Proposal No. 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with such proposals.

Date These Proxy Materials Are First Being Made

Available on the Internet:	On or about April 1, 2014
By order of the Board of Directors
W. Thaddeus Miller
Corporate Secretary
April 1, 2014
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2014:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders of Calpine Corporation	Cover
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 14, 2014	Cover
2014 Proxy Summary	iii
Proxy Statement — Proxy Solicitation and Voting Information	1
Questions and Answers About the Annual Meeting and Voting	1
Why am I receiving these proxy materials?	1
How can I access the proxy materials on the Internet?	1
Who can vote?	1
How do I know if I am a beneficial owner of shares?	1
What am I voting on?	2
How do I vote?	2
Can I change my mind after I vote?	2
How many votes must be present to hold the Annual Meeting?	2
Will my shares be voted if I do not provide my proxy?	3
What are broker non-votes?	3
What if I return my proxy but do not provide voting instructions?	3
What vote is required to adopt each of the proposals?	3
When will the voting results be announced?	3
Annual Meeting Admission	3
Expenses of Solicitation	4
Householding	4
Proposal 1 — Election of Directors	5
Nominees for Election as Directors	5
Board Meetings and Board Committee Information	7
Meetings	7
Committees and Committee Charters	8
Audit Committee	8
Compensation Committee	8
Nominating and Governance Committee and Director Nominations	9
Compensation Committee Interlocks and Insider Participation	10
Report of the Audit Committee	10
Corporate Governance Matters	11
Corporate Governance Guidelines	11
Board Leadership Structure	11
Director Independence	11
Code of Conduct and Ethics	13
Business Relationships and Related Person Transactions Policy	13
Chairman/Lead Director, Executive Sessions of Independent Directors and Communications with the Board	13
The Board’s Role in Risk Oversight	14
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	15
Proposal 2 — To Ratify the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2014	18
Audit Fees	18
Audit Committee Pre-Approval Policies and Procedures	18
Proposal 3 — To Approve, on an Advisory Basis, Named Executive Officer Compensation	19

i

2014 Proxy Summary

To assist you in reviewing our 2013 performance, we would like to call your attention to key elements of our proxy statement. The following description is only a summary that highlights more detailed information contained elsewhere in this proxy statement. For more complete information about these topics, please review our Annual Report on Form 10-K and the complete proxy statement.
Annual Meeting of Shareholders

•	Time and Date:	8:00 a.m. (Central Time), May 14, 2014
•	Place:	717 Texas Avenue, 10th Floor
Houston, Texas 77002
•	Record Date:	March 18, 2014
•	Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other matter to be voted on.
•	Admission:	No admission card is required to enter Calpine’s Annual Meeting. Please follow the advance registration instructions on page 3.
Voting Matters and Board Recommendations

			Page Reference
Item	Activity	Board Vote Recommendation	(for more detail)
1	Election of Directors	FOR EACH NOMINEE	5
2	Ratification of PwC as Auditor for 2014	FOR	18
3	Advisory Resolution to Approve Named Executive Officer Compensation	FOR	19
2013 Performance and Strategic Accomplishments
In addition to our financial performance achievements, the Company accomplished the following key operational and strategic objectives during 2013 to deliver financially disciplined growth, to enhance shareholder value through disciplined capital allocation and to set the foundation for future growth and success:

•	Our entire fleet achieved an exceptionally low forced outage factor of 1.6% and an impressive starting reliability of 98.5% during the year ended December 31, 2013.

•	Our 619 MW Russell City Energy Center (Calpine's 75% net interest is 464 MW) and 309 MW Los Esteros Critical Energy Facility commenced commercial operations during the third quarter of 2013.

•	We commenced construction on the first phase of our Garrison Energy Center located in Dover, Delaware, during the second quarter of 2013 and expect COD during the second quarter of 2015.

•
Having previously authorized $600 million in repurchases of our common stock, our Board of Directors authorized the repurchase of an additional $400 million in shares of our common stock in February 2013 and an additional $100 million in August 2013. Under the aggregate $1.1 billion of authorizations, we repurchased a total of 60,139,816 shares of our outstanding common stock at an average price of $18.29 per share. In November 2013, our Board of Directors authorized a new $1.0 billion multi-year share repurchase program, under which we have repurchased a total of 12,459,919 shares of our common stock for approximately $239 million at an average price of $19.15 per share as of the filing of our Form 10-K for the year ended December 31, 2013 with the SEC on February 13, 2013.

•	In February 2013, we repriced our First Lien Term Loans by lowering the LIBOR floor by 0.25% to 1.0% and the margin over LIBOR by 0.25% to 3.0%.

•
On May 3, 2013, CCFC, our indirect, wholly-owned subsidiary, entered into a credit agreement providing for a first lien senior secured term loan facility comprised of (i) a $900 million 7-year term loan and (ii) a $300 million 8.5-year term loan. CCFC utilized the proceeds received from the CCFC Term Loans to redeem the CCFC Notes which converted $1.0 billion in fixed rate debt to lower variable rate debt and extended the maturity.

•	On June 27, 2013, we amended our Corporate Revolving Facility which lowered our costs and extended the maturity by more than two and half years.

•
On October 31, 2013, we issued our 2024 First Lien Notes and used the proceeds to reduce our overall cost of debt and extend maturities by redeeming a portion of our 2019 First Lien Notes, 2020 First Lien Notes, 2021 First Lien Notes and 2023 First Lien Notes each of which carry a higher fixed interest rate.

•
On December 2, 2013, we completed the repayment of our 2017 First Lien Notes with the proceeds from our 2020 First Lien Term Loan and 2022 First Lien Notes which will lower our annual interest expense and extend the maturity of approximately $1.1 billion in debt.

•
Over the course of 2013, we successfully originated several new long-term contracts with customers in our Southeast, West and Texas segments, including those related to our Columbia, Sutter, Delta and Clear Lake power plants as well as our Geysers Assets.

•
We continue to make progress with our turbine modernization program and have ongoing expansion activities at our Deer Park and Channel Energy Centers in Texas which are expected to achieve COD during the second quarter of 2014. In addition, in February 2014, we acquired a natural gas-fired, combined-cycle power plant with a nameplate capacity of 1,050 MW located in Guadalupe County, Texas for approximately $625 million, which will increase capacity in our Texas segment.
Item 1: Election of Directors
Board Nominees
The following table provides summary information about each nominee. Each director is elected annually by a plurality of votes cast, which means that the nine nominees receiving the highest number of “FOR” votes will be elected directors.

		Director	Principal		Committee Memberships
Name	Age	Since	Occupation	Independent	AC	CC	NGC
Frank Cassidy	67	2008	Retired President and Chief Operating Officer, PSEG Power LLC	X		C
Jack A. Fusco(1)	51	2008	Chief Executive Officer, Calpine Corporation
John B. (Thad) Hill(2)	46	n/a	President and Chief Operating Officer, Calpine Corporation
Robert C. Hinckley	66	2008	Chairman and Managing Director, MCL Intellectual Property LLC	X	F		X
Michael W. Hofmann	55	2013	Retired Vice President and Chief Risk Officer, Koch Industries, Inc.	X	X	X
David C. Merritt	59	2006	Private Investor and Consultant	X	F, C
W. Benjamin Moreland	50	2008	President and Chief Executive Officer, Crown Castle International Corp.	X	F
Robert A. Mosbacher, Jr.	62	2009	Chairman, Mosbacher Energy Company	X		X	X
Denise M. O’Leary	56	2008	Private Venture Capital Investor	X		X	C
_______________________

(1)
In accordance with his employment agreement, Mr. Fusco will resign as the Company’s Chief Executive Officer and will continue to be employed as the Company's Executive Chairman following the Annual Meeting.

(2)	As previously announced by the Company, Mr. Hill will become the Company’s Chief Executive Officer following the Annual Meeting.

AC	Audit Committee	F	Financial Expert
C	Chair	NGC	Nominating and Governance Committee
CC	Compensation Committee
Attendance
Each director nominee who was a director during 2013 attended at least 75% of the aggregate of all meetings of the Board of Directors (“Board” or “Board of Directors”) and each committee on which he or she sits.
Item 2: Ratification of PwC as Auditor for 2014
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2014. Set forth below is summary information with respect to PwC’s fees for services provided in 2013 and 2012 (in millions).

	2013	2012
Audit Fees	$6.1	$6.7
Item 3: Approval, on an Advisory Basis, of Named Executive Officer Compensation
Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy.
The Compensation Committee believes that the mix and structure of compensation strikes an appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The Compensation Committee believes that our executive compensation program also helps Calpine to recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our shareholders. The compensation objectives, principles and philosophies that govern the Company’s compensation decisions include:

•
Alignment with Shareholders’ Interests. Our long-term incentive awards are equity-based, linking a significant portion of our named executive officers’ pay to the value and appreciation in the value of our share price.

•
Pay for Performance. A significant portion of compensation for our named executive officers is linked to performance through appreciation of the price of our common stock and the achievement of corporate performance goals and certain financial and operating metrics that we believe drive the value of our share price. We believe our new performance share unit program will further strengthen the link between pay and performance.

•
Emphasis on Performance Over Time. The compensation program for our named executive officers is designed to mitigate excessive short-term decision making and risk taking. The value of long-term incentives is substantially greater than the annual cash incentive bonus and our annual incentive plan limits the maximum cash incentive bonus that can be earned in a given year. The Compensation Committee also retains the discretionary power to reduce annual incentive awards below calculated values.

•
Recruitment, Retention and Motivation of Key Leadership Talent. We provide an appropriate combination of fixed and variable compensation designed not only to attract and motivate the most talented executives for Calpine, but also to encourage retention by vesting equity awards over three to five years.

Compensation Summary and Overview
Best Practices in Compensation Governance and Highlights of Recent Developments
We regularly review our compensation practices and policies and periodically modify our compensation programs in light of evolving best practices, competitive positions and changing regulatory requirements. Some of our significant practices, policies and recent modifications include:

•
Pay for Performance. In accordance with our pay for performance philosophy, a significant portion of the total compensation of our Chief Executive Officer and our other named executive officers is based on the Company's performance.

•
Emphasis on Performance Over Time. In accordance with our philosophy, our compensation program for our named executive officers is designed to mitigate imprudent short-term decision making and risk taking and emphasize long-term performance.

•
Clawbacks. The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill, provide for a three-year clawback related to any after-tax portion of income realized from the exercise of their respective sign-on options, and the employment agreement for Mr. Hill also provides for a three-year clawback related to any after-tax portion of his annual cash incentive compensation, in each case, in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.

•	Performance-Based Annual Incentive Awards. Our Calpine Incentive Plan (“CIP”) is 100% performance-based and uses multiple financial and operational performance measures.

•
Limited Perquisites. We offer a very limited amount of perquisites and other personal benefits to our senior executives consistent with prevailing market practice and the Company’s overall compensation program. Perquisites do not constitute a material part of our compensation program.

•
Stock Ownership Requirements. Although the Company does not have a stock ownership policy for executive officers or other employees, pursuant to the terms of their respective employment agreements and letter agreement, as applicable, Messrs. Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on options until their employment with the Company terminates, and pursuant to the terms of his employment agreement, Mr. Hill is required to hold shares equal to at least five times his base salary by the fifth anniversary of the effective date of his employment agreement. Furthermore, our insider trading policy (which is applicable to all employees, including named executive officers) expressly prohibits hedging of Company shares.

•
Compensation Risk Assessment. Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. We believe that our compensation practices and policies do not encourage excessive or unnecessary risk taking.

•
Independent Compensation Consultant. The Compensation Committee utilizes the services of Meridian Compensation Partners, LLC, a national compensation consulting firm, as its independent compensation advisor.

•	No Supplemental Retirement Benefits. Our named executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits.

•
No Excise Tax “Gross-ups”. In 2012, we amended the employment agreements of Messrs. Fusco and Miller to, among other things, eliminate excise tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws. In 2012, the Board also approved an amendment to the Severance Plan, pursuant to which Messrs. Hill and Rauf will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999.

•
Performance Share Unit Program and Elimination of Stock Option Awards for 2013. In 2013, the Compensation Committee approved certain changes in our compensation program by restructuring the long-term incentive program for the Company’s officers, including the named executive officers, to provide that 50% of the award opportunity, or 40% in the case of Mr. Deidiker, is in the form of performance share units that are earned (or forfeited) based on the Company's relative total shareholder return (“TSR”) performance over a three-year period, with the remaining 50% of the award opportunity, or 60% in the case of Mr. Deidiker, in the form of restricted stock awards. The Company stopped awarding stock options to our named executive officers effective with the first performance share unit awards in February 2013. This program will more closely align the interests of our officers and shareholders. With this restructuring, we transitioned from a program that provided for large periodic equity awards to a steady and sustainable program of more consistent annual award opportunities.

v

Results of the 2013 Advisory Vote on Executive Compensation (“say-on-pay”), Stockholder Feedback and Recent Modifications
At the Company’s Annual Meeting of Shareholders held in May 2013, our shareholders were asked to approve the Company’s fiscal 2012 executive compensation programs. A substantial majority (99%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. As Calpine regularly engages shareholders to discuss a variety of aspects of our business and welcomes shareholder input and feedback, the “say-on-pay” vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of Calpine’s executive compensation programs with shareholder interests. We believe that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation.
Consistent with our ongoing commitment to best practices in compensation governance and strong emphasis on pay for performance, our Compensation Committee approved certain changes in our compensation programs to further align executive pay with shareholder interests in 2013. Specifically, effective with the first performance share unit awards in February 2013, our long-term incentive program provides that 50% of the annual award opportunity, or 40% in the case of our senior vice presidents and vice presidents, is in the form of performance units that are earned (or forfeited) based on relative TSR performance over a three-year period, with the remaining 50% of the annual award opportunity, or 60% in the case of our senior vice presidents and vice presidents, in the form of restricted stock awards, with stock options having been eliminated.
We continue working to ensure that the design of the Company’s executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks. We also continue to use the “say-on-pay” vote as a guidepost for shareholder sentiment and believe it is critical to maintain and continually develop this program to promote ongoing shareholder engagement, communication and transparency. We will continue to build upon these efforts in 2014.
Executive Compensation Elements
The primary elements of the 2013 executive compensation program are as follows:

Type	Purpose	Page Reference
Base Salary	To provide a minimum, fixed level of cash compensation for the named executive officers to compensate executives for services rendered during the fiscal year.	29
Annual Cash Incentives	To drive achievement of annual corporate goals including key financial and operating results and strategic goals that drive value for shareholders.	30
Long-Term Incentives	To align executive officers’ interests with the interests of shareholders by rewarding increases in the value of our share price.	31
Post-Employment Compensation Arrangements	Severance benefits are designed to help retain qualified employees, maintain a stable work environment and provide financial security to certain employees of the Company in the event of a change in control or in the event of a termination of employment in connection with or without a change in control. Retirement benefits are intended to assist employees in preparing financially for retirement, to offer benefits that are competitive and tax-efficient, and to provide a benefits structure that allows for reasonable certainty of future costs.	33

2013 Executive Compensation Summary
Set forth below is the 2013 compensation for each of our named executive officers.

				Non-Equity
			Stock	Incentive Plan	All Other
	Principal	Salary	Awards	Compensation	Compensation	Total
Name	Position	($)	($)	($)	($)	($)
Jack A. Fusco	CEO	1,289,880	5,387,206	1,376,523	17,783	8,071,392
John B. Hill	President and COO	694,494	1,482,355	668,622	77,750	2,923,221
Zamir Rauf	EVP and CFO	588,789	1,239,895	559,265	12,750	2,400,699
W. Thaddeus Miller	EVP and CLO	807,975	1,687,623	761,201	14,427	3,271,226
Jim D. Deidiker	SVP and CAO	401,240	414,697	241,948	12,750	1,070,635
2015 Annual Meeting
Deadline for shareholder proposals:    December 2, 2014

CALPINE CORPORATION
717 Texas Avenue, Suite 1000
Houston, Texas 77002
PROXY STATEMENT
PROXY SOLICITATION AND VOTING INFORMATION
The Board of Directors (“Board” or “Board of Directors”) of Calpine Corporation (the “Company” or “Calpine”) solicits your proxy for our 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters on May 14, 2014, at 8:00 a.m. (Central Time) at 717 Texas Avenue, 10th Floor, Houston, Texas 77002, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Questions and Answers About the Annual Meeting and Voting
Why am I receiving these proxy materials?
The proxy materials include our Notice of Annual Meeting of Shareholders, proxy statement and 2013 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instructions form for the Annual Meeting. Our Board of Directors has made these materials available to you in connection with the solicitation of proxies by the Board. The proxies will be used at our Annual Meeting, or any adjournment or postponement thereof. We made these materials available to shareholders beginning on or about April 1, 2014.
Our shareholders are invited to attend the Annual Meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by completing, signing, dating and returning a proxy card or by executing a proxy via the Internet or by telephone.
How can I access the proxy materials on the Internet?
In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) with instructions for accessing the proxy materials including the Notice of Annual Meeting of Shareholders, proxy statement and 2013 annual report, via the Internet and voting via the Internet or by telephone. The Notice was mailed on or about April 1, 2014. The Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com.
The Notice provides you with instructions regarding how to:

•	view the proxy materials for the Annual Meeting on the Internet and execute a proxy; and

•	instruct us to send future proxy materials to you in printed form or electronically by e-mail.
Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Who can vote?
Only shareholders of record of our common stock at the close of business on March 18, 2014 (the “record date”), may vote, either in person or by proxy, at the Annual Meeting. On the record date, we had 423,239,734 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury, which are not considered outstanding, will not be voted.
How do I know if I am a beneficial owner of shares?
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instructions form.” If you request printed copies of the proxy materials by mail, you will receive a voting instructions form.

What am I voting on?
You will be voting on each of the following:

•	to elect nine directors to serve on our Board;

•	to ratify the selection of PwC to serve as our independent registered public accounting firm for the year ending December 31, 2014;

•	to approve, on an advisory basis, named executive officer compensation; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
As of the date of this proxy statement, the Board knows of no other matters that will be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or over the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote for you.
How do I vote?
You may vote using one of the following methods:

•	Over the Internet. If you have access to the Internet, we encourage you to vote in this manner. Refer to your Notice for instructions on voting via the Internet and carefully follow the directions.

•
By telephone. You may vote by calling the toll-free telephone number listed on your proxy card or the voting instructions form. Refer to your Notice for instructions on voting by telephone and carefully follow the directions.

•	By mail. For those shareholders who request to receive a paper proxy card or voting instructions form in the mail, you may complete, sign and return the proxy card or voting instructions form.

•
In person at the Annual Meeting. All shareholders of record may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it with your ballot to be able to vote at the Annual Meeting. Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares prior to the Annual Meeting date via the Internet, by telephone or by mail in order to record your vote promptly, as we believe voting this way is convenient.

Instructions for voting via the Internet, by telephone or by mail are also set forth on the proxy card or voting instructions form. Please follow the directions on these materials carefully.
Can I change my mind after I vote?
You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Time, on May 13, 2014

•	Giving timely written notice to the Corporate Secretary of our Company

•	Delivering a timely later-dated proxy

•	Voting in person at the Annual Meeting
If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the Annual Meeting.
How many votes must be present to hold the Annual Meeting?
In order for us to conduct the Annual Meeting, the holders of a majority of the shares of the common stock outstanding as of March 18, 2014, must be present at the Annual Meeting in person or by proxy. This is referred to as a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you do one of the following:

•	Vote via the Internet or by telephone

•	Return a properly executed proxy by mail (even if you do not provide voting instructions)

•	Attend the Annual Meeting and vote in person
Will my shares be voted if I do not provide my proxy?
If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy.
If your shares are held in the name of a brokerage firm or other nominee, under rules of the NYSE, your broker may vote your shares on “routine” matters even if you do not provide a proxy. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current calendar year. If a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “FOR” votes or “AGAINST” votes, as the case may be, depending on how the broker votes. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will be voted in connection with the selection of PwC as our independent public accounting firm for the current year, but will not count as a “FOR” vote for any other matter, including the election of directors.
What are broker non-votes?
A “broker non-vote” occurs when a broker, bank or other nominee that holds our common stock for a beneficial owner returns a proxy to us but cannot vote the shares it holds as to a particular matter because it has not received voting instructions from the beneficial owner and the matter to be voted on is not “routine” under the NYSE rules.
What if I return my proxy but do not provide voting instructions?
If you hold your shares directly in your own name, and you sign and return your proxy card (including over the Internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board recommends on each proposal.
What vote is required to adopt each of the proposals?
Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter.
Proposal 1. Election of Directors. Directors will be elected by a plurality of votes, which means that the nine nominees receiving the highest number of “FOR” votes will be elected directors. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.
Proposal 2. Ratification of PwC as Auditor for 2014. The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the Annual Meeting is required to ratify the Audit Committee's appointment of PwC as the Company's independent auditors for 2014. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will be counted as present and entitled to vote on the proposal.
Proposal 3. Advisory Resolution to Approve Named Executive Officer Compensation. Approval of the advisory resolution to approve named executive officer compensation requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.
When will the voting results be announced?
We will announce preliminary voting results at the Annual Meeting. We will report final results on our website at www.calpine.com and in a filing with the SEC on a Form 8-K.
Annual Meeting Admission
Only shareholders and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement. Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Proof of Calpine Corporation stock ownership as of the record date, along with photo identification, will be required for admission. Shareholders holding stock in an account at a brokerage firm, bank, broker-dealer or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the Annual Meeting.
Expenses of Solicitation
We pay all costs of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, proxy statement and proxy. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone or by other electronic means. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. While we presently intend that solicitations will be made only by directors, officers and employees of the Company, we may retain outside solicitors to assist in the solicitation of proxies. Any expenses incurred in connection with the use of outside solicitors will be paid by us.
Householding
To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our proxy statement, our 2013 annual report and the Notice, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the 2013 annual report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, attention: Investor Relations, or call us at (713) 830-2000.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election as Directors
Upon recommendation of our Nominating and Governance Committee, our Board has nominated nine directors to serve on our Board of Directors until the 2015 Annual Meeting of Shareholders and until their successors have been elected and qualified. Eight of the nine nominees listed below currently serve on our Board of Directors; seven of those eight nominees are non-management directors and one, Mr. Fusco, currently serves as the Chief Executive Officer of the Company. Immediately following the conclusion of the Annual Meeting, Mr. Fusco will resign as the Company’s Chief Executive Officer and will continue to be employed as the Company’s Executive Chairman of the Board. Our Board has nominated John B. (Thad) Hill to serve as a member of the Board beginning in 2014 in conjunction with his appointment as the Chief Executive Officer of the Company immediately following the conclusion of the Annual Meeting. The size of our Board is currently set at nine members and our directors are authorized to fill any vacancy on the Board.
If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, the persons named as proxy holders will vote your proxy for the election of such substitute candidate as may be designated by the Board of Directors in accordance with Article III of our bylaws to fill the vacancy. The Board of Directors has no reason to believe any of the nominees will be unable or unwilling to serve if elected.
Our bylaws provide that the affirmative vote of a plurality of the shares present and voting is required to elect a director, which means that the nine nominees receiving the highest numbers of “FOR” votes at the Annual Meeting by the holders of shares of our common stock will be elected as directors.
The Board of Directors recommends you vote “FOR” each of the nominees described below.
Set forth in the table below is a list of our director nominees, together with certain biographical information, including their ages as of the date of this proxy statement.

Name	Age	Principal Occupation
Frank Cassidy	67	Retired President and Chief Operating Officer, PSEG Power LLC
Jack A. Fusco	51	Chief Executive Officer, Calpine Corporation
John B. (Thad) Hill	46	President and Chief Operating Officer, Calpine Corporation
Robert C. Hinckley	66	Chairman and Managing Director, MCL Intellectual Property LLC
Michael W. Hofmann	55	Retired Vice President and Chief Risk Officer, Koch Industries, Inc.
David C. Merritt	59	Private Investor and Consultant
W. Benjamin Moreland	50	President and Chief Executive Officer, Crown Castle International Corp.
Robert A. Mosbacher, Jr.	62	Chairman, Mosbacher Energy Company
Denise M. O’Leary	56	Private Venture Capital Investor
Frank Cassidy became a director of the Company on January 31, 2008. From 1969 to his retirement in 2007, Mr. Cassidy was employed at Public Service Enterprise Group, Inc. (“PSEG”), an energy and energy services company. From 1999 to 2007, Mr. Cassidy served as President and Chief Operating Officer of PSEG Power LLC, the wholesale energy subsidiary of PSEG. From 1996 to 1999, Mr. Cassidy was President and Chief Executive Officer of PSEG Energy Technologies, Inc. Prior to 1996, Mr. Cassidy held various positions of increasing responsibility at the Public Service Electric and Gas Company. Mr. Cassidy obtained a Bachelor of Science degree in Electrical Engineering from the New Jersey Institute of Technology and a Master of Business Administration degree from Rutgers University. Mr. Cassidy is the Chairman of the Compensation Committee. Mr. Cassidy’s almost 40 years of diversified experience in the power generation and energy industries in various positions of increasing responsibility with PSEG provide him with strong insight, particularly with regard to power operations, power sector strategy, management and corporate governance matters, and make him a qualified member of our Board and effective Chairman of our Compensation Committee.
Jack A. Fusco has served as our Chief Executive Officer and as a member of our Board of Directors since August 10, 2008. Following the conclusion of our Annual Meeting, Mr. Fusco will resign as Chief Executive Officer and will continue to be employed as the Company’s Executive Chairman. He previously served as our President from August 2008 to December 2012.

From July 2004 to February 2006, Mr. Fusco served as the Chairman and Chief Executive Officer of Texas Genco LLC. From 2002 through July 2004, Mr. Fusco was an exclusive energy investment advisor for Texas Pacific Group. From November 1998 until February 2002, he served as President and Chief Executive Officer of Orion Power Holdings, Inc. Prior to his founding of Orion Power Holdings, Inc., Mr. Fusco was a Vice President at Goldman Sachs Power, an affiliate of Goldman, Sachs & Co. Prior to joining Goldman Sachs, Mr. Fusco was employed by Pacific Gas & Electric Company or its affiliates in various engineering and management roles for approximately 13 years. Mr. Fusco obtained a Bachelor of Science degree in Mechanical Engineering from California State University, Sacramento. Mr. Fusco served as a director on the board of Foster Wheeler Ltd., a global engineering and construction contractor and power equipment supplier, until February 2009 and Graphics Packaging Holdings, a paper and packaging company, until 2008. Mr. Fusco’s current management and leadership roles in the operation of Calpine Corporation coupled with more than 30 years of experience in the power industry, including as former Chief Executive Officer of two independent power companies, provide him with strong insight, particularly with regard to commercial and power operations, power sector strategy, commodities and management matters and would make Mr. Fusco a valuable and effective Executive Chairman.
John B. (Thad) Hill has been nominated for election as a member of our Board and, if elected by our shareholders, will begin his term on May 14, 2014. Following the conclusion of the Annual Meeting, Mr. Hill will begin to serve as our President and Chief Executive Officer. Prior to this appointment, Mr. Hill served as our President and Chief Operating Officer since December 21, 2012, as our Executive Vice President and Chief Operating Officer from November 2010 to December 2012 and as our Executive Vice President and Chief Commercial Officer from September 2008 to November 2010. Prior to joining the Company, Mr. Hill most recently served as Executive Vice President of NRG Energy, Inc. since February 2006 and President of NRG Texas LLC since December 2006. Prior to joining NRG Energy, Inc., Mr. Hill was Executive Vice President of Strategy and Business Development at Texas Genco LLC from 2005 to 2006. From 1995 to 2005, Mr. Hill was with Boston Consulting Group, Inc., where he rose to Partner and Managing Director and led the North American energy practice, serving companies in the power and gas sector with a focus on commercial and strategic issues. Mr. Hill received his Bachelor of Arts degree from Vanderbilt University and a Master of Business Administration degree from the Amos Tuck School of Dartmouth College. Mr. Hill’s expertise in the power sector, power operations and energy commodities along with his knowledge of the Company’s day-to-day operations and overall strategic plan would make him a valuable member of our Board.
Robert C. Hinckley became a director of the Company on January 31, 2008. From 1999 to 2001, Mr. Hinckley was an advisor to Xilinx, Inc., a supplier of programmable logic devices, and from 1991 to 1999 he was the Vice President, Strategic Plans and Programs as well as General Counsel and Secretary of Xilinx, Inc. In 1994, he also served as Xilinx’s Chief Operating Officer. Prior to joining Xilinx, Mr. Hinckley was the Senior Vice President and Chief Financial Officer of Spectra Physics, Inc. Mr. Hinckley spent 11 years on active duty in the U.S. Navy. Mr. Hinckley obtained a Bachelor of Science degree from the U.S. Naval Academy. Mr. Hinckley is an adjunct Professor of Law at Tulane Law School and is the Chairman of the Law School Dean’s Advisory Board. He earned his Juris Doctorate degree from Tulane University Law School. Mr. Hinckley currently serves as the Chairman and Managing Director of MCL Intellectual Property LLC and participates as a member of the board of directors and advisory boards of several privately held and non-profit companies. Mr. Hinckley is a member of both the Audit Committee and the Nominating and Governance Committee. Mr. Hinckley’s legal expertise, including service as corporate general counsel and as a member of other boards of directors provide him with strong insight, particularly with regard to legal and corporate governance matters, and make him a valuable member of our Board and of our Audit Committee and Nominating and Governance Committee.
Michael W. Hofmann became a director of the Company on May 10, 2013. From 1991 until his retirement in 2012, Mr. Hofmann was employed in various capacities at Koch Industries, Inc. (“Koch”), one of the largest private companies in America active in refining, chemicals and biofuels; forest and consumer products; fertilizers; polymers and fibers; process and pollution control equipment and technologies; commodity trading and services; minerals; ranching; and investments. From 2005 until 2012, Mr. Hofmann served as Vice President and Chief Risk Officer at Koch and also held the position of Chief Risk Officer since 2000 after serving as Chief Market Risk Officer during 1999. Prior to 1999, Mr. Hofmann held various positions of increasing responsibility at Koch, including in its commodity trading operations. Before joining Koch, he had a seven-year audit career with KPMG Peat Marwick. Mr. Hofmann previously served as a member of the economic advisory council for the Federal Reserve Bank of Kansas City and as a member of the Board of Trustees of the Global Association of Risk Professionals, a globally recognized membership association for risk managers. Mr. Hofmann obtained a Master of Business Administration degree as well as a Bachelor of Business Administration degree in Accounting from Wichita State University. He is a Certified Public Accountant and National Association of Corporate Directors Board Leadership Fellow. Mr. Hofmann's knowledge and expertise in enterprise risk management and commodity trading operations developed during his 21 years at Koch provide him with strong insight, particularly with regard to strategy, commodities, finance and valuation matters and make him a valuable member of our Board and of our Audit Committee and Compensation Committee.
David C. Merritt became a director of the Company on February 8, 2006. Mr. Merritt was owner of BC Partners, Inc. from 2009 through 2013 and served as Senior Vice President and Chief Financial Officer of iCRETE LLC from October 2007 to March 12, 2009. Mr. Merritt was an audit and consulting partner of KPMG LLP from 1985 to 1999. Mr. Merritt also serves as a director of Taylor Morrison Home Corporation, where he serves as a member of the Audit Committee and Charter Communications, Inc., where he serves as Chairman of the Audit Committee. Mr. Merritt obtained a Bachelor of Science degree in Business and Accounting from California State University, Northridge. Mr. Merritt’s knowledge and expertise in accounting developed during his 14 years as a partner in a major accounting firm and his service on other boards of directors, including as chairman of other board audit committees provide him with strong insight, particularly with regard to accounting and financial matters, and make him a valuable member of the Board and effective Chairman of our Audit Committee.
W. Benjamin Moreland became a director of the Company on January 31, 2008. Since 1999, Mr. Moreland has been employed by Crown Castle International Corp., a provider of wireless communications infrastructure in Australia, Puerto Rico and the U.S., in various capacities, including his current position as President and Chief Executive Officer and, prior to that, as Executive Vice President and Chief Financial Officer. Mr. Moreland is also a director at Crown Castle International. Prior to joining Crown Castle International, he held various positions in corporate finance and real estate investment banking with Chase Manhattan Bank from 1984 to 1999. Mr. Moreland obtained a Bachelor of Business Administration degree from the University of Texas and a Master of Business Administration degree from the University of Houston. Mr. Moreland is a member of the Audit Committee. Mr. Moreland’s successful leadership and executive experience as a Chief Executive Officer and Chief Financial Officer provide him with strong insight, particularly with regard to finance, equity markets, valuation and management matters, and make him a valuable member of our Board and of our Audit Committee.
Robert A. Mosbacher, Jr. has been a director of the Company since February 11, 2009. Mr. Mosbacher is the Chairman of Mosbacher Energy Company, a privately-held independent oil and gas exploration and production company located in Houston, Texas. Prior to that, Mr. Mosbacher was appointed by President George W. Bush in 2005 as the President and Chief Executive Officer of the Overseas Private Investment Corporation (“OPIC”), an independent U.S. government agency that helps small, medium and large American businesses expand into developing nations and emerging markets around the globe; he served in that position through January 2009. From 1986 until 2005, he served as President and Chief Executive Officer of Mosbacher Energy Company. From 1995 to 2003, Mr. Mosbacher also served as Vice Chairman of Mosbacher Power Group LLC. From August 1999 to October 2005, Mr. Mosbacher served as a Director of the Devon Energy Corporation. He also served on Devon’s Compensation Committee from June 2003 to October 2005. In April 2009, Mr. Mosbacher resumed his role as a director of Devon, and in June 2009 he resumed his role as a member of Devon’s Compensation Committee and the Nominating and Governance Committee. Mr. Mosbacher obtained a Bachelor of Arts degree in Political Science from Georgetown University and a Juris Doctorate from Southern Methodist University. Mr. Mosbacher is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Mosbacher’s extensive and varied management experience in the energy sector including natural gas and independent power generation, his experience with the Federal government at OPIC, and his service as a member of other boards and board committees provide him with strong insight, particularly with regard to energy, management and government and community relations matters, and make him a valuable member of our Board and of our Compensation Committee and Nominating and Governance Committee.
Denise M. O’Leary became a director of the Company on January 31, 2008. Since 1996, she has been a private venture capital investor in a variety of early stage companies. From 1983 to 1996, Ms. O’Leary was an associate, then general partner, at Menlo Ventures, a venture capital firm providing long-term capital and management services to development stage companies. From 2002 to 2006, Ms. O’Leary was a member of the Board of Directors of Chiron Corporation, at which time the company was sold to Novartis AG. Previously a director of U.S. Airways Group Inc., Ms. O’Leary became a director of American Airlines Group Inc. in December 2013 upon the completion of the merger of the two airlines and American Airlines’ emergence from bankruptcy. She is also a director of Medtronic, Inc., where she serves as a member of the Compensation Committee. She obtained a Bachelor of Science degree in Industrial Engineering from Stanford University and obtained a Master in Business Administration from Harvard Business School. Ms. O’Leary is the Chair of the Nominating and Governance Committee and a member of the Compensation Committee. Ms. O’Leary’s knowledge and understanding of capital markets as a result of her experiences as a venture capital investor as well as her experience serving as a director and member of committees of other boards of directors provide her with strong insight, particularly with regard to corporate governance, ethics and financial matters, and make her a valuable member of our Board and of our Compensation Committee and Chair of our Nominating and Governance Committee.
BOARD MEETINGS AND BOARD COMMITTEE INFORMATION
Meetings
During 2013, the Board of Directors held four meetings. In 2013, all directors attended at least 75% of the aggregate of meetings of the Board and the committees on which they served. It is our policy that all members of our Board attend our Annual Meetings of Shareholders. Each director attended our 2013 Annual Meeting. From time to time, the Board may create special committees to address specific matters such as financial or corporate transactions. During 2013, the Board held three special committee meetings to address various ad hoc corporate matters.

Committees and Committee Charters
Our Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The charter of each of these committees is available on our website at www.calpine.com/about/oc_corpgov_committees.asp. You may also request printed copies of the charter(s) by sending a written request to our Corporate Secretary at the address set forth on the cover of this proxy statement.
The following table identifies the current members of our Board serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Frank Cassidy	—	Chair	—
Jack A. Fusco	—	—	—
Robert C. Hinckley	X	—	X
Michael W. Hofmann	X	X	—
David C. Merritt	Chair	—	—
W. Benjamin Moreland	X	—	—
Robert A. Mosbacher, Jr.	—	X	X
Denise M. O’Leary	—	X	Chair
J. Stuart Ryan	—	—	X
Audit Committee
The Audit Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. In 2013, the Audit Committee held eight meetings.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare an audit report, to perform other audits, and to perform review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee. Annually, the Audit Committee recommends that the Board request shareholder ratification of the appointment of the independent registered public accounting firm. The Audit Committee also has direct responsibility to retain, evaluate and, when appropriate, to terminate the independent registered public accounting firm. The Audit Committee is also responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accounting firm.
The Audit Committee acts on behalf of the Board in monitoring and overseeing the performance of our internal audit function, and our chief accounting officer has direct access to the Audit Committee. The Audit Committee also oversees the operation of our internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accounting firm. The Audit Committee is also responsible for determining whether any waiver of our Code of Conduct will be permitted, and for reviewing and determining whether to approve any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” and the Audit Committee charter.
The Board of Directors has determined that the Audit Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards and the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of the Audit Committee has sufficient knowledge and understanding of the Company’s financial statements to serve on the Audit Committee and is financially literate within the meaning of the NYSE listing standards as interpreted by the Board. The Board has further determined that each member of the Audit Committee satisfies the definition of “audit committee financial expert” as defined under the federal securities laws.
Compensation Committee
The Compensation Committee meets a minimum of four times a year and holds additional meetings as it deems necessary to perform its responsibilities. In 2013, the Compensation Committee held five meetings.
The Compensation Committee has authority to review and approve total compensation, including determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers. The Compensation

Committee is responsible for administering our equity plans, including reviewing and granting equity awards to our executive officers. It also establishes and evaluates the achievement of any related performance goals. The Compensation Committee’s recommendations concerning equity plans are subject to approval by our entire Board.
The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level on the basis of its evaluation. While the Compensation Committee has overall responsibility for executive compensation matters, as specified in its charter, the Compensation Committee reports its preliminary conclusions with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer to the other independent directors of our Board in executive session and solicits their input prior to finalizing its conclusions.
The Compensation Committee is also generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs.
The Compensation Committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the Committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary or appropriate after specifically analyzing the independence of any such consultant retained by the Committee.
As further described in the Compensation Discussion and Analysis section of this proxy statement, our management provides information, analysis and recommendations for the Compensation Committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management may participate in the decision-making process with respect to his or her own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, the Compensation Discussion and Analysis addresses the role of management and of the Compensation Committee’s independent compensation advisor, Meridian Compensation Partners, LLC, in determining and recommending executive compensation. The responsibilities and activities of the Compensation Committee are further described under “Compensation Discussion & Analysis” and, “Report of the Compensation Committee” and in the Compensation Committee charter.
Our Board of Directors has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards, including the additional independence requirements applicable to the members of a compensation committee.
Nominating and Governance Committee and Director Nominations
The Nominating and Governance Committee meets a minimum of four times a year and holds such additional meetings as it deems necessary to perform its responsibilities. In 2013, the Nominating and Governance Committee held four meetings.
The Nominating and Governance Committee’s principal responsibilities are to assist the Board in reviewing and identifying individuals qualified to become Board members, consistent with the criteria established by the Board for director candidates, to recommend to the Board nominees for directors for the next Annual Meeting of Shareholders and to fill vacancies on the Board.
In carrying out its responsibilities, the Nominating and Governance Committee considers proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the chairman of the Nominating and Governance Committee, c/o Corporate Secretary, Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002. When considering a person to be recommended for nomination as a director, the Nominating and Governance Committee evaluates, among other factors, experience, accomplishments, education, skills, personal and professional integrity, diversity of the Board (in all aspects of that term) and the candidate’s ability to devote the necessary time for service as a director (including directorships and other positions held at other corporations and organizations).
The Nominating and Governance Committee has no specific policy on director diversity. However, the Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes that such diversity is important because it provides varied perspectives and promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board. In the Board’s executive sessions and in annual performance evaluations conducted by the Board and its committees, the Board from time to time considers whether the Board’s composition promotes a constructive and collegial environment. In determining whether an incumbent director should stand for re-election, the Nominating and Governance Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor, the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines and other relevant factors as determined by the Board.
The Nominating and Governance Committee also oversees evaluations of the Board and committees of the Board and, unless performed by the Compensation Committee, our senior managers.
Finally, the Nominating and Governance Committee has the responsibility to develop and recommend to the Board a set of corporate governance guidelines and propose changes to such guidelines from time to time as may be appropriate. See “Corporate Governance Matters — Corporate Governance Guidelines.” The responsibilities and activities of the Nominating and Governance Committee are further described in the Nominating and Governance Committee charter.
Our Board of Directors has determined that the Nominating and Governance Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee (whose names appear under “— Report of the Compensation Committee”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.
REPORT OF THE AUDIT COMMITTEE
On behalf of the Board of Directors of Calpine Corporation (the “Company”), the Audit Committee oversees the operation of the Company’s system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of its independent registered public accounting firm. The Audit Committee’s function is one of oversight, recognizing that the Company’s management is responsible for preparing its financial statements, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements.
Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2013, and management’s assessment of internal control over financial reporting as of December 31, 2013.
The Audit Committee has also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 16, adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures in the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s independence and has discussed with PwC their independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2013, be included in its annual report on Form 10-K for the fiscal year then ended. The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm and has asked the shareholders to ratify the selection.
David C. Merritt (Chair)
Robert C. Hinckley
Michael W. Hofmann
W. Benjamin Moreland
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses of non-management directors, communications between shareholders and directors, Board committee structures and assignments and review and approval of related person transactions. A copy of our Corporate Governance Guidelines is available on our website at www.calpine.com/about/oc_corpgov.asp. You may also request a printed copy of the guidelines free of charge by sending a written request to our Corporate Secretary at the address on the cover of this proxy statement.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board believes that, given the dynamic and competitive environment in which we operate, the optimal Board leadership structure may vary as circumstances warrant. Upon emergence from Chapter 11 bankruptcy in 2008, the newly constituted Board believed that the interests of Calpine and its shareholders would be better served by separating the positions of Chief Executive Officer and Chairman of the Board. The Board believed as the Company transitioned from Chapter 11 bankruptcy it would be important to have:

•	the Chief Executive Officer and management focused on managing the business and strategic direction of the Company;

•	the Board of Directors providing independent oversight of management and the Chief Executive Officer; and

•	the Chairman of the Board of Directors providing leadership and guidance to the Board in all aspects of the Board’s work.
At present, the Board has chosen to continue separating the two roles as our current leadership structure promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis, particularly given the continuing concentration of ownership between our two major shareholders. Nevertheless, the Board recognizes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual. The Board periodically evaluates whether the Board leadership structure should be changed in light of specific circumstances applicable to us.
As further described below, on December 21, 2012, the Board approved an amendment to the executive employment agreement, dated August 10, 2008, by and between the Company and Jack A. Fusco, our Chief Executive Officer, pursuant to which, among other things, Mr. Fusco resigned as the Company’s President, and will continue to serve as the Company’s Chief Executive Officer and a member of the Board through the Annual Meeting. Thereafter, Mr. Fusco will resign as the Company’s Chief Executive Officer and will continue to be employed as the Company’s Executive Chairman through December 31, 2015. In approving the amendments to Mr. Fusco’s employment agreement, the Board sought to enable us to take advantage of Mr. Fusco’s in-depth knowledge of the Company, thus ensuring a smooth transition within the Company’s new leadership team following Mr. Fusco’s resignation as the Chief Executive Officer and appointment as the Executive Chairman of the Board in May 2014.
In November 2013, we announced that the Board had approved the appointment of John B. (Thad) Hill to succeed Mr. Fusco as our Chief Executive Officer in May 2014 immediately following the conclusion of the Annual Meeting. Mr. Hill has also been nominated by the Board to stand for election as a director at the Annual Meeting.
Director Independence
Our independent directors and nominees are: Frank Cassidy, Robert C. Hinckley, Michael W. Hofmann, David C. Merritt, W. Benjamin Moreland, Robert A. Mosbacher, Jr., Denise M. O’Leary and J. Stuart Ryan. With eight independent directors out of nine total directors in 2013, the Board has satisfied its objective as set forth in the Corporate Governance Guidelines to have at least two-thirds of the Board consist of independent directors, as well as NYSE listing standards requiring that at least a majority of the Board consist of independent directors.
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board considers the following transactions, relationships and arrangements in determining director independence (which are included in our Corporate Governance Guidelines). Under these guidelines, a member of the Board of Directors may be considered independent if such member:

•	has not been employed by the Company within the last three years (other than as interim Chairman of the Board of Directors or interim Chief Executive Officer);

•	does not have an immediate family member who is, or has been, employed by the Company as an executive officer within the last three years;

•
has not received, and does not have an immediate family member who has received, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than for services as a member of the Board of Directors or compensation for prior service (including pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); provided that, compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test; provided further that, compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test;

•
(A) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (B) does not have an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and personally works on the Company’s audit; and (D) is not, and has not been within the last three years, and does not have an immediate family member who is, or has been within the last three years, a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on Company’s audit within such time;

•
is not, and has not been within the last three years, and does not have an immediate family member who is, or has been within the last three years, employed as an executive officer of a public company where any of the Company’s present executive officers at the same time serves or served as a member of such public company’s compensation committee;

•
is not, and has not been within the last three years, an employee of a significant customer or supplier of the Company, including any company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, and does not have an immediate family member who is, or has been within the last three years, an executive officer of such a significant customer or supplier; provided that contributions to not- for-profit organizations shall not be considered payments for purposes of this test;

•	has not had any of the relationships described above with any affiliate of the Company; and

•	has no other material relationship, which, in the business judgment of the Board of Directors, would impair his or her ability to exercise independent judgment.
Notwithstanding the foregoing, each member of the Board of Directors must meet any mandatory qualifications for membership on the Board, and the Board as a whole must meet the minimum independence requirements imposed by any exchange or market on which our common stock is listed and any other laws and regulations applicable to us. Each member of the Board of Directors is required to promptly advise the Chairman of the Board (or the Lead Director if one has been appointed as described below) and the Nominating and Governance Committee of any matters which, at any time, may affect such member’s qualifications for membership under the criteria imposed by any applicable exchange or market, any other laws and regulations or these guidelines, including, but not limited to, such member’s independence.
In reaching its determinations, the Board reviewed the categorical standards listed above, the corporate governance rules of the NYSE and the individual circumstances of each director and determined that each of the directors identified above as independent satisfied each standard. In particular, in determining that Mr. Ryan is an independent director, the Board considered the beneficial ownership of shares by such director, or entities deemed to be controlled by such director or by which such director is employed or is otherwise related (other than shares or options to purchase shares granted to such director as compensation for his services as director), including the fact that Mr. Ryan is affiliated with a shareholder that holds less than 5% of the common stock of Calpine. In this context, the Board reviewed the NYSE’s position that the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

Code of Conduct and Ethics
Our Code of Conduct and Corporate Governance Guidelines regulate related party transactions and apply to all directors, officers and employees. The Code of Conduct requires that each individual deal fairly, honestly and constructively with governmental and regulatory bodies, customers, suppliers and competitors. It prohibits any individual’s taking unfair advantage through manipulation, concealment, abuse of privileged information or misrepresentation of material facts. Further, it imposes an express duty to act in the best interests of the Company and to avoid influences, interests or relationships that could give rise to an actual or apparent conflict of interest. If any question as to a potential conflict of interest arises, employees are directed to notify their supervisors and the Chief Legal Officer and, in the case of directors and the Chief Executive Officer, the Audit Committee of our Board of Directors. We require our executives to comply with our Code of Conduct as a condition of employment.
Our Code of Conduct also prohibits directors, officers and employees from competing with us, using Company property or information, or such employee’s position, for personal gain, and taking corporate opportunities for personal gain. Waivers of our Code of Conduct must be explicit. The director, officer or employee seeking a waiver must provide his supervisor and the Chief Legal Officer with all pertinent information and, if the Chief Legal Officer recommends approval of a waiver, it shall present such information and the recommendation to the Audit Committee of our Board of Directors. A waiver may only be granted if (i) the Audit Committee is satisfied that all relevant information has been provided and (ii) adequate controls have been instituted to assure that the interests of the Company remain protected. In the case of our Chief Executive Officer and our directors, any waiver must also be approved by both the Audit Committee and the Nominating and Governance Committee. Any waiver that is granted, and the basis for granting the waiver, will be publicly communicated as appropriate, including posting on our website, as soon as practicable. We granted no waivers under our Code of Conduct in 2013. Our Code of Conduct is posted on our website at http://www.calpine.com/about/oc_corpgov.asp. We intend to post any amendments to and any waivers of our Code of Conduct on our website within four business days.
Business Relationships and Related Person Transactions Policy
We have adopted a written policy regarding approval requirements for related person transactions. Under our related person transactions policy, our Chief Legal Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the relevant facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. Under our policy, transactions (i) that involve directors, director nominees, executive officers, significant shareholders or other “related persons” in which the Company is or will be a participant and (ii) of the type that must be disclosed under the SEC’s rules must be referred by the Chief Legal Officer to our Audit Committee for the purpose of determining whether such transactions are in the best interests of the Company. Under our policy, it is the responsibility of the individual directors, director nominees, executive officers and holders of five percent or more of the Company’s common stock to promptly report to our Chief Legal Officer all proposed or existing transactions in which the Company and they, or any related person of theirs, are parties or participants. The Chief Legal Officer (or the Chief Executive Officer, in the event the transaction in question involves the Chief Legal Officer or a related person of the Chief Legal Officer) is then required to furnish to the Chairman of the Audit Committee reports relating to any transaction that, in the Chief Legal Officer’s judgment, may require reporting pursuant to the SEC’s rules or may otherwise be the type of transaction that should be brought to the attention of the Audit Committee. The Audit Committee considers material facts and circumstances concerning the transaction in question, consults with counsel and other advisors as it deems advisable and makes a determination or recommendation to the Board of Directors and appropriate officers of the Company with respect to the transaction in question. In its review, the Audit Committee considers the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company and any other matters deemed important or relevant. Upon receipt of the Audit Committee’s recommendation, the Board of Directors or officers take such action as deemed appropriate in light of their respective responsibilities under applicable laws and regulations.
Chairman/Lead Director, Executive Sessions of Independent Directors and Communications with the Board
Our Corporate Governance Guidelines provide that a Chairman will be selected annually by a majority of the entire Board of Directors. The Chairman is to be selected from among the management and non-management members of the Board of Directors, including the Chief Executive Officer, provided that, if the Board of Directors determines that it is appropriate to have, and selects, a Chairman that is not independent, the Board of Directors shall select a Lead Director from among the members of the Board of Directors who are determined by the Board of Directors to be independent and who have served a minimum of one year as a director. If the Lead Director is not present at any meeting of the Board of Directors, a majority of the independent members of the Board of Directors present will select an independent member of the Board of Directors to act as Lead Director for the purpose and duration of such meeting. The Chairman and the Lead Director, if any, have such clearly delineated duties and responsibilities as set forth in our Corporate Governance Guidelines. Mr. Ryan is our current Chairman; however, as previously announced, Mr.

Fusco has been appointed by the Board as Executive Chairman effective immediately following the conclusion of the Annual Meeting. Because Mr. Fusco will remain an employee of the Company, he will not be deemed independent. Therefore, the Board will select an independent director to serve as Lead Director immediately following Mr. Fusco’s appointment as Executive Chairman.
Under our Corporate Governance Guidelines, non-management directors hold an executive session without management at each regularly scheduled Board meeting. Our Corporate Governance Guidelines also require that, at least once each year, the independent members of the Board of Directors meet in executive session. The Chairman, or, if the Chairman is not an independent director, the Lead Director, presides over all of the executive sessions.
A majority of our independent directors has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by shareholders and other interested persons to our Board of Directors. Such communications may be addressed to:
Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
Attn: Corporate Secretary
Interested parties may also send communications by e-mail addressed to the Board, individual director(s) or committee (s) at Board_of_Directors@calpine.com.
Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board, a committee or any individual director. If, upon opening any correspondence, the Corporate Secretary determines that it contains materials unrelated to the business or operations of the Company or to the Board’s functions, including magazines, solicitations or advertisements, the contents may be discarded.
Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman (or Lead Director) by letter to the above address, marked for the attention of the Chairman or Lead Director, as applicable. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.
The Board’s Role in Risk Oversight
In the normal course of its business, Calpine is exposed to a variety of risks, including (i) financial risks relating to changes in commodity prices and interest rates, (ii) operational risks, including long-term changes in commodity prices, risks of changing technology affecting the Company’s resource base, governmental policy decisions, and increasing competition from renewable sources of power generation, (iii) legislative and regulatory risks, including those related to climate change and air emissions, and (iv) general economic, credit and investment risks.
The full Board of Directors oversees the Company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the Company’s business. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company’s long-term strategies.
The Company has a Risk Management Committee, chaired by the Chief Risk Officer, comprised of key operating, finance, legal and control executives. The committee meets throughout the year to review risk exposures and controls. At least annually, the Chief Risk Officer presents a comprehensive review of the Company’s corporate risk policy to the full Board of Directors, discussing the risk control organization and risk control practices. The full Board of Directors also receives updates at other meetings during the year on any particular matters relating to risk controls that management believes need to be brought to the attention of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of February 28, 2014, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of February 28, 2014, as a group. Unless otherwise stated, the address of each named executive officer and director is c/o Calpine Corporation, Suite 1000, 717 Texas Avenue, Houston, Texas 77002.

Name	Common Shares Beneficially Owned(1)	Shares Individuals Have the Right to Acquire Within 60 Days	Total Number of Shares Beneficially Owned(1)	Percent of Class
Luminus Management, LLC(2)	42,247,224	—	42,247,224	10.0%
RS Investment Management Co. LLC(3)	24,248,424	—	24,248,424	5.7%
Jack A. Fusco(4)	1,334,956	6,114,000	7,448,956	1.8%
John B. Hill(5)	332,330	1,924,734	2,257,064	*
Zamir Rauf(6)	124,823	364,294	489,117	*
W. Thaddeus Miller(7)	411,077	1,908,667	2,319,744	*
Jim D. Deidiker(8)	40,581	134,075	174,656	*
Frank Cassidy(9)	30,969	—	30,969	*
Robert C. Hinckley(9)	32,201	—	32,201	*
Michael W. Hofmann(9)	—	—	—	*
David C. Merritt(9)	25,646	15,323	40,969	*
W. Benjamin Moreland(9)	30,969	—	30,969	*
Robert A. Mosbacher, Jr.(9)	10,440	—	10,440	*
Denise M. O’Leary(9)	24,602	6,367	30,969	*
J. Stuart Ryan(9)(10)	12,063,037	31,838	12,094,875	2.9%
All executive officers and directors as a group (13 persons)	14,461,631	10,499,298	24,960,929	5.9%
_____________

*	The percentage of shares beneficially owned by such director or named executive officer does not exceed one percent of the outstanding shares of common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options, warrants or rights or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or rights or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them. A total of 423,287,005 shares of common stock are considered to be outstanding on February 28, 2014, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act.

(2)	According to filings made with the SEC, Luminus Management LLC (“Luminus”) possesses shared voting and dispositive power over such shares with the following reporting persons:

Reporting Person	Number of Shares with Sole Voting and Dispositive Power	Number of Shares with Shared Voting and Dispositive Power	Aggregate Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Luminus Management, LLC	—	42,247,224	42,247,224	10.0%
LSP Cal Holdings I, LLC	—	42,247,224	42,247,224	10.0%
LSP Cal Holdings II, LLC	—	42,247,224	42,247,224	10.0%
LS Power Partners, L.P.	—	42,247,224	42,247,224	10.0%
LS Power Partners II, L.P.	—	42,247,224	42,247,224	10.0%
Vega Asset Partners, L.P.	—	42,247,224	42,247,224	10.0%
Vega Energy GP, LLC	—	42,247,224	42,247,224	10.0%
Luminus Energy Partners Master Fund, Ltd.	—	42,247,224	42,247,224	10.0%
Farrington Capital, L.P.	—	42,247,224	42,247,224	10.0%
Farrington Management, LLC	—	42,247,224	42,247,224	10.0%
According to filings made with the SEC and information provided by Luminus, the principal business address of each of Luminus Management, LLC, Vega Asset Partners, L.P., Vega Energy GP, LLC and Luminus Energy Partners Master Fund, Ltd. is 1700 Broadway, 38th Floor, New York, NY 10019 and the principal business address of each of LSP Cal Holdings I, LLC, LSP Cal Holdings II, LLC, LS Power Partners, L.P., LS Power Partners II, L.P., Farrington Capital, L.P. and Farrington Management, LLC is 1700 Broadway, 35th Floor, New York, NY 10019. Luminus may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by Luminus.

(3)
According to filings with the SEC, RS Investment Management Co. LLC (“RS”) possesses sole voting power over 23,441,724 shares and sole dispositive power over 24,248,424 shares. According to their website, the principal business address of RS is One Bush Street, Suite 900, San Francisco, California 94104. RS may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by RS.

(4)
Of the total shares reported, 500,000 shares are owned by Fusco Energy Investment LLP and may be deemed to be beneficially owned by Mr. Fusco as the General Partner thereof. Mr. Fusco has the right to acquire 6,114,000 vested option shares (1,075,000 shares, 1,271,000 shares, 1,435,000 shares, 1,613,000 shares, 300,000 shares, and 420,000 shares at exercise prices of $15.99, $19.19, $21.59, $23.99, $9.49, and $12.64 per share, respectively). Includes 405,665 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Fusco has voting but not dispositive power.

(5)
Of the total shares reported, Mr. Hill has the right to acquire 1,924,734 vested option shares (262,083 shares, 309,920 shares, 349,705 shares, 393,026 shares, 100,000 shares, 210,000 shares, and 300,000 shares at exercise prices of $18.00, $21.60, $24.30, $27.00, $9.49, $12.64, and $12.13 per share, respectively). Includes 111,347 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Hill has voting but not dispositive power. Mr. Hill has been nominated for election as a member of our Board, and, if elected by our shareholders, will begin his term on May 14, 2014.

(6)
Of the total shares reported, Mr. Rauf has the right to acquire 364,294 vested option shares (23,200 shares, 21,700 shares, 100,000 shares, 69,963 shares, and 149,431 shares at exercise prices of $16.90, $18.38, $8.01, $11.24, and $14.30 per share, respectively). Includes 72,100 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Rauf has voting but not dispositive power.

(7)
Of the total shares reported, 260,300 shares are held directly by Mr. Miller; 48,084 shares are owned by grantor retained annuity trusts and may be deemed to be beneficially owned by Mr. Miller as the sole recipient of the annuity payments and the trustee of such trusts; and 102,693 shares are owned by separate trusts of which Mr. Miller's children are respective beneficiaries and Mr. Miller and his spouse serve as trustees, and therefore may be deemed to be indirectly beneficially owned by Mr. Miller. Of the total shares reported, Mr. Miller has the right to acquire 1,908,667 vested option shares (345,000 shares, 394,000 shares, 443,000 shares, 496,000 shares, 100,000 shares, and 130,667 shares at exercise prices of $16.60, $19.19, $21.59, $23.99, $9.49, and $12.64 per share, respectively). Includes 126,765 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Miller has voting but not dispositive power.

(8)
Of the total shares reported, Mr. Deidiker has the right to acquire 134,075 vested option shares (50,000 shares, 39,963 shares and 44,112 shares) at exercise prices of $8.25, $11.24 and $14.30 per share, respectively. Includes 28,326 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Deidiker has voting but not dispositive power.

(9)
On May 7, 2009, each non-employee member of the Board of Directors received an award of 8,956 restricted stock units pursuant to the Director Plan, vesting on May 7, 2010. The following members of the Board elected to defer the distribution date of such restricted stock units as follows: Mr. Merritt - to June 30, 2014, and Mr. Ryan - to June 2, 2016. On May 19, 2010, each non-employee member of the Board of Directors received an award of 6,367 restricted stock units pursuant to the Director Plan, vesting on May 10, 2011. The following members of the Board elected to defer the distribution date of such restricted stock units as follows: Mr. Merritt - to May 19, 2015, Ms. O’Leary - to June 2, 2017, and Mr. Ryan - to December 15, 2017. On May 11, 2011, each non-employee member of the Board of Directors received an annual award of 5,451 restricted stock units and Mr. Ryan received an additional award of 3,028 restricted stock units pursuant to the Director Plan, vesting on May 11, 2012. Mr. Ryan elected to defer the distribution date of such restricted stock units to December 15, 2018. On May 15, 2012, each non-employee member of the Board of Directors received an annual award of 5,166 restricted stock units and Mr. Ryan received an additional award of 2,870 restricted stock units pursuant to the Director Plan. Mr. Ryan elected to defer the distribution date of such restricted stock units to July 1, 2019. All restricted stock units awarded to our directors will be automatically distributed on their elected distribution dates, subject to an earlier distribution upon termination of the director's service on the Board of Directors.

(10)
Of these shares, 12,058,008 shares may be deemed to be beneficially owned by Mr. Ryan solely in his capacity as an advisor to SPO Advisory Corp. Mr. Ryan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. See footnote 9 for additional information on restricted stock units.

PROPOSAL 2
TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2014
The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2014. We have been advised by PwC that it is an independent registered public accounting firm with the PCAOB, and complies with the auditing, quality control and independence standards and rules of the PCAOB.
We expect that representatives of PwC will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.
While the Audit Committee retains PwC as our independent registered public accounting firm, the Board of Directors is submitting the selection of PwC to the shareholders for ratification upon the recommendation to do so by the Audit Committee.
Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of PwC as our independent registered public accounting firm for the year ending December 31, 2014. If the selection of PwC is not ratified by the shareholders, the Audit Committee will reconsider the matter. Even if the selection of PwC is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.
Audit Fees
The following table presents fees for professional services rendered by PwC for the years ended December 31, 2013 and 2012, respectively. PwC did not bill us for other services during those periods.

	2013	2012
	(in millions)
Audit fees(1)(2)	$6.1	$6.7
_______________

(1)
Our Audit fees consisted of approximately $4.2 million and $4.7 million for the audits and quarterly reviews of our consolidated financial statements, registration statements and offerings for Calpine Corporation for 2013 and 2012, respectively, and fees of approximately $1.9 million and $2.0 million for 2013 and 2012, respectively, which were billed for performing audits and reviews of certain of our subsidiaries.

(2)	PwC did not provide us with any tax compliance or tax consulting services for the years ended December 31, 2013 and 2012.
Audit Committee Pre-Approval Policies and Procedures
All audit and non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Committee. Any service proposals submitted by our independent registered public accounting firm need to be discussed and approved by the Audit Committee during its meetings, which take place at least four times a year. Once a proposed service is approved, we or our subsidiaries formalize the engagement of the service. The approval of any audit and non-audit services to be provided by our independent registered public accounting firm is specified in the minutes of our Audit Committee meetings. In addition, the members of our Board of Directors are briefed on matters discussed by the different Committees of our Board.
The Board of Directors recommends that you vote “FOR” approval of PwC as our independent registered public accounting firm for the year ending December 31, 2014.

PROPOSAL 3
TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of shareholder votes on executive compensation was conducted in connection with the 2011 Annual Meeting of Shareholders. The Board recommended, our shareholders agreed, and the Board subsequently determined that we will hold an advisory vote on executive compensation annually. Accordingly, our shareholders now have the opportunity to cast an advisory vote on our named executive officer compensation program, as set forth in Proposal 3, also referred to as “say-on-pay.” This proposal gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2013 executive compensation programs and policies for the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement. In evaluating this say-on-pay proposal, we recommend that our shareholders review our Compensation Discussion and Analysis and executive compensation tables and accompanying narratives for additional details about our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers, explaining how and why the Compensation Committee of our Board arrived at its executive compensation decisions for 2013. Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy statement.
At the Company’s Annual Meeting of Shareholders held in May 2013, our shareholders were asked to approve the Company’s fiscal 2012 executive compensation programs. A substantial majority (99%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation. As discussed in the Compensation Discussion and Analysis section of this proxy statement, in assessing our compensation policies, the Compensation Committee and the Board considered the views of our shareholders, including the results of the 2013 advisory vote. Among other things, consistent with our ongoing commitment to best practices in compensation governance and strong emphasis on pay for performance, our Compensation Committee approved certain changes in our compensation programs to further align executive pay with shareholder interests in 2013. These changes include implementation of a performance share unit program of annual equity awards and elimination of stock option grants effective with the first performance unit awards in February 2013.
In summary, the Board of Directors, the Compensation Committee and Calpine’s management believe that compensation should help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead Calpine in creating value for our shareholders. Our executive compensation and benefit programs are designed to reward increased shareholder value and the achievement of key operating objectives. Our equity plans are designed to help align executive compensation with the long-term interests of our shareholders. Our performance objectives measure our management team’s success in implementing our business plan and our goal of being recognized as the premier independent power company in the U.S. We believe that our executive compensation program satisfies this goal and is closely aligned with the long-term interests of our shareholders.
Our executive compensation program is simple in design. The compensation of our named executive officers consists almost exclusively of base salary, annual cash incentives, and grants of equity, a significant portion of which is tied to performance. The Compensation Committee sets the compensation of our named executive officers based on their achievement of annual financial and operational objectives that further our long-term business goals and based on the creation of sustainable long-term shareholder value. This is done by basing a significant portion of their compensation on performance incentives whether through equity awards, which are tied to the appreciation of the price of our common stock or other performance metrics, or through annual cash incentive bonuses, which are tied to the achievement of corporate performance goals and certain financial and operating metrics. Our compensation program mitigates risk by emphasizing long-term compensation and financial performance measures correlated with growing shareholder value rather than simply rewarding shorter-term performance and payout periods. We believe that the mix and structure of our executive compensation packages strikes the appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The principles and objectives that govern Calpine’s compensation decisions include:

•	alignment with shareholders’ interests;

•	emphasis on pay for performance;

•	focus on performance over time; and

•	recruitment, retention and motivation of key executive leadership talent.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Because the shareholder vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, this advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of Calpine and its shareholders, and is consistent with our commitment to high standards of corporate governance.
For the reasons outlined above, we believe that our executive compensation program is well designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking our shareholders to endorse our executive compensation program by voting for the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
The Board of Directors recommends that you vote “FOR” the foregoing resolution for the reasons outlined above.

DIRECTOR COMPENSATION
The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our Board for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Frank Cassidy	100,000	89,988	189,988
Robert C. Hinckley	104,000	89,988	193,988
Michael W. Hofmann	66,857	89,988	156,845
David C. Merritt	110,000	89,988	199,988
W. Benjamin Moreland	90,000	89,988	179,988
Robert A. Mosbacher, Jr.	104,000	89,988	193,988
William E. Oberndorf(2)	—	—	—
Denise M. O’Leary	114,000	89,988	203,988
J. Stuart Ryan	190,000	139,975	329,975
_____________

(1)
The amounts set forth next to each award represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For discussion of the assumptions used in these valuations, see Note 12 of the Notes to Consolidated Financial Statements included in the Company’s 2013 Annual Report. Represents (i) 4,362 restricted stock units granted to each of Ms. O’Leary and Messrs. Cassidy, Hinckley, Hofmann, Merritt, Moreland, Mosbacher and Ryan on May 10, 2013 pursuant to the 2008 Amended and Restated Director Incentive Plan (the “Director Plan”) and (ii) in the case of Mr. Ryan, 2,423 restricted stock units granted on May 10, 2013 pursuant to the Director Plan for his services as the Chairman of the Board of Directors, vesting on the earlier to occur of the first anniversary date of the date of grant or the day immediately preceding the date of the 2014 Annual Meeting of the Stockholders. All such grants remained outstanding at December 31, 2013. In addition, the following members of the Board have elected to defer the distribution date of restricted stock units granted prior to 2013 and such awards remain outstanding at December 31, 2013: Mr. Ryan - 31,838 shares, Mr. Merritt - 15,323 shares, Ms. O’Leary - 6,367 shares and Mr. Cassidy - 5,166 shares.

(2)
Mr. Oberndorf did not stand for re-election as a member of our Board at the annual meeting of shareholders held on May 10, 2013. Thus, he did not receive a grant of restricted stock in 2013 and he declined his pro-rated cash compensation for 2013.

Our Corporate Governance Guidelines provide that compensation for our non-employee directors’ services may include annual cash retainers, shares of our common stock and options for such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of a subsidiary. We also reimburse directors for their reasonable out-of-pocket and travel expenses in connection with attendance at Board and committee meetings. Our Compensation Committee reviews director compensation annually and makes recommendations to the Board with respect to compensation and benefits provided to the members of the Board. Our Corporate Governance Guidelines provide that director compensation should be fair and equitable to enable the Company to attract qualified members to serve on its Board.
We had the following compensation structure for non-employee directors for 2013:

	Annual Retainer ($)	Meeting Fees ($)	Restricted Stock Unit Award Value ($)	Committee Chair Retainer ($)
Outside Board Members	56,000	20,000	90,000(1)	—
Chairman of the Board	100,000(2)	—	50,000(3)	—
Audit Committee	—	14,000	—	20,000
Compensation Committee	—	14,000	—	10,000
Nominating and Governance Committee	—	14,000	—	10,000
_____________

(1)
Restricted stock units vest on the earlier to occur, the first anniversary of the date of grant or the day immediately preceding the date of the next Annual Meeting of the Shareholders. Annual equity grants to non-employee directors are generally approved by the Board of Directors during its first meeting of the calendar year. All non-employee directors are generally eligible for annual equity awards granted pursuant to the Director Plan.

(2)	The Chairman of the Board receives this amount in addition to the annual retainer paid to outside board members.

(3)	The Chairman of the Board receives this additional amount in the form of a grant of restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section of the proxy statement explains how our executive compensation programs are designed and operate with respect to the following officers identified in the “Summary Compensation Table” below (the “named executive officers”):

Jack A. Fusco	Chief Executive Officer
John B. Hill	President and Chief Operating Officer
Zamir Rauf	Executive Vice President and Chief Financial Officer
W. Thaddeus Miller	Executive Vice President, Chief Legal Officer and Secretary
Jim D. Deidiker	Senior Vice President and Chief Accounting Officer
Executive Summary
Our goal is to be recognized as the premier power generation company in the U.S. and our Compensation Committee believes that our executive compensation program is instrumental in helping us achieve this goal. We maintain simple, straightforward compensation programs pursuant to which our named executive officer compensation consists almost entirely of base salary, annual cash incentives and equity grants.
As more fully described below, two important events in 2012 and 2013 focused on our executive leadership and the compensation for our named executive officers. First, the Board extended the employment agreements of Messrs. Fusco and Miller through the end of 2015. Their original agreements became effective when they joined the Company in 2008 and were set to expire in August 2013. In conjunction with these extensions, the Board promoted Mr. Hill to President and Chief Operating Officer, and in November 2013, the Company announced that the Board had selected Mr. Hill to succeed Mr. Fusco as Chief Executive Officer when Mr. Fusco assumes the role of Executive Chairman in May 2014. These extensions and the promotional appointment secured important leadership continuity over the next several years to ensure an effective leadership transition in 2015. Second, in conjunction with these contract extensions, the Compensation Committee developed and began implementing a more consistent compensation program applicable to all named executive officers and other senior executives in the Company. The new program features a steady and sustainable program of annual equity award opportunities instead of larger periodic discretionary equity awards. In addition, the Compensation Committee implemented a performance-based long-term incentive program, which began in 2013, and approved the elimination of excise tax gross-up payments related to potential change-in-control severance benefits.
Best Practices in Compensation Governance and Highlights of Recent Developments
We regularly review our compensation practices and policies and periodically modify our compensation programs in light of evolving best practices, competitive positions and changing regulatory requirements. Some of our significant practices, policies and recent modifications include:

•
Pay for Performance. In accordance with our pay for performance philosophy, a significant portion of the total compensation of our Chief Executive Officer and our other named executive officers is based on the Company's performance.

•
Emphasis on Performance Over Time. Also in accordance with our philosophy, the compensation program for our named executive officers is designed to mitigate imprudent short-term decision making and risk taking and emphasize long-term performance.

•
Clawbacks. The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill, provide for a three-year clawback related to any after-tax portion of income realized from the exercise of their respective sign-on options, and the employment agreement for Mr. Hill also provides for a three-year clawback related to any after-tax portion of his annual cash incentive compensation, in each case, in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.

•	Performance-Based Annual Incentive Awards. Our Calpine Incentive Plan (“CIP”) is 100% performance-based and uses multiple financial and operational performance measures.

•
Limited Perquisites. We offer a very limited amount of perquisites and other personal benefits to our senior executives consistent with prevailing market practice and the Company’s overall compensation program. Perquisites do not constitute a material part of our compensation program.

•
Stock Ownership Requirements. Although the Company does not have a stock ownership policy for executive officers or other employees, pursuant to the terms of their respective employment agreements and letter agreement, as applicable, Messrs. Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on options until their employment with the Company terminates, and pursuant to the terms of his employment agreement, Mr. Hill is required to hold shares equal to at least five times his base salary by the fifth anniversary of the effective date of his employment agreement. Furthermore, our insider trading policy (which is applicable to all employees, including named executive officers) expressly prohibits hedging of Company shares.

•
Compensation Risk Assessment. Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. We believe that our compensation practices and policies do not encourage excessive or unnecessary risk taking.

•
Independent Compensation Consultant. The Compensation Committee utilizes the services of Meridian Compensation Partners, LLC, a national compensation consulting firm, as its independent compensation advisor.

•	No Supplemental Retirement Benefits. Our named executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits.

•
No Excise Tax “Gross-ups”. In 2012, we amended the employment agreements of Messrs. Fusco and Miller to, among other things, eliminate excise tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws. In 2012, the Board also approved an amendment to the Severance Plan, pursuant to which Messrs. Hill and Rauf will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999.

•
Performance Share Unit Program and Elimination of Stock Option Awards for 2013. In 2013, the Compensation Committee approved certain changes in our compensation program by restructuring the long-term incentive program for the Company’s officers, including the named executive officers, to provide that 50% of the award opportunity, or 40% in the case of Mr. Deidiker, is in the form of performance share units that are earned (or forfeited) based on the Company's relative total shareholder return (“TSR”) performance over a three-year period, with the remaining 50% of the award opportunity, or 60% in the case of Mr. Deidiker, in the form of restricted stock awards. The Company stopped awarding stock options to our named executive officers effective with the first performance share unit awards in February 2013. This program will more closely align the interests of our officers and shareholders. With this restructuring, we transitioned from a program that provided for large periodic equity awards to a steady and sustainable program of more consistent annual award opportunities.

The following charts illustrate the mix of pay for our Chief Executive Officer (“CEO”) and our other four named executive officers (“Other NEOs”), as a group, under our new program, a significant portion of which is tied to performance-based short- and long-term incentives.

2013 Performance and Strategic Accomplishments Considered in Determining Executive Compensation
Our executive compensation decisions in 2013 were greatly influenced by continued strong operating results in a challenging economic environment. Our CIP focuses on several key financial and operating performance measures, including:

•	Commodity Margin;

•	Cost management;

•	Capital spending discipline;

•	Power plant availability and reliability; and

•	Operational safety.
For the year ended December 31, 2013, we exceeded our target thresholds for Expenses, TRIR and Average EFOF. See “— Elements of Compensation” for how these corporate performance goals are defined.
In addition to our financial performance achievements, the Company accomplished the following key operational and strategic objectives during 2013 to deliver financially disciplined growth, to enhance shareholder value through disciplined capital allocation and to set the foundation for future growth and success:

•	Our entire fleet achieved an exceptionally low forced outage factor of 1.6% and an impressive starting reliability of 98.5% during the year ended December 31, 2013.

•	Our 619 MW Russell City Energy Center (Calpine's 75% net interest is 464 MW) and 309 MW Los Esteros Critical Energy Facility commenced commercial operations during the third quarter of 2013.

•	We commenced construction on the first phase of our Garrison Energy Center located in Dover, Delaware, during the second quarter of 2013 and expect COD during the second quarter of 2015.

•
Having previously authorized $600 million in repurchases of our common stock, our Board of Directors authorized the repurchase of an additional $400 million in shares of our common stock in February 2013 and an additional $100 million in August 2013. Under the aggregate $1.1 billion of authorizations, we repurchased a total of 60,139,816 shares of our outstanding common stock at an average price of $18.29 per share. In November 2013, our Board of Directors authorized a new $1.0 billion multi-year share repurchase program, under which we have repurchased a total of 12,459,919 shares of our common stock for approximately $239 million at an average price of $19.15 per share as of the filing of our Form 10-K for the year ended December 31, 2013 with the SEC on February 13, 2013.

•	In February 2013, we repriced our First Lien Term Loans by lowering the LIBOR floor by 0.25% to 1.0% and the margin over LIBOR by 0.25% to 3.0%.

•
On May 3, 2013, CCFC, our indirect, wholly-owned subsidiary, entered into a credit agreement providing for a first lien senior secured term loan facility comprised of (i) a $900 million 7-year term loan and (ii) a $300 million 8.5-year term loan. CCFC utilized the proceeds received from the CCFC Term Loans to redeem the CCFC Notes which converted $1.0 billion in fixed rate debt to lower variable rate debt and extended the maturity.

•	On June 27, 2013, we amended our Corporate Revolving Facility which lowered our costs and extended the maturity by more than two and half years.

•
On October 31, 2013, we issued our 2024 First Lien Notes and used the proceeds to reduce our overall cost of debt and extend maturities by redeeming a portion of our 2019 First Lien Notes, 2020 First Lien Notes, 2021 First Lien Notes and 2023 First Lien Notes each of which carry a higher fixed interest rate.

•
On December 2, 2013, we completed the repayment of our 2017 First Lien Notes with the proceeds from our 2020 First Lien Term Loan and 2022 First Lien Notes which will lower our annual interest expense and extend the maturity of approximately $1.1 billion in debt.

•
Over the course of 2013, we successfully originated several new long-term contracts with customers in our Southeast, West and Texas segments, including those related to our Columbia, Sutter, Delta and Clear Lake power plants as well as our Geysers Assets.

•
We continue to make progress with our turbine modernization program and have ongoing expansion activities at our Deer Park and Channel Energy Centers in Texas which are expected to achieve COD during the second quarter of 2014. In addition, in February 2014, we acquired a natural gas-fired, combined-cycle power plant with a nameplate capacity of 1,050 MW located in Guadalupe County, Texas for approximately $625 million, which will increase capacity in our Texas segment.

A comparison of our financial and operating performance over the past two years is provided below (in millions, except percentages and per share amounts):

	2013	2012
Commodity Margin(1)	$2,631	$2,592
Expenses(1)	$801	$852
CAPEX & major maintenance expense(1)	$392	$353
Average EFOF(1)	2.1%	2.1%
TRIR(1)	0.88%	0.94%
Income from operations	$874	$1,002
Adjusted EBITDA(2)	$1,830	$1,749
Diluted Earnings (Loss) Per Share	$0.03	$0.42
Adjusted Free Cash Flow Per Share(2)	$1.52	$1.20
Share Price on December 31	$19.51	$18.13
_____________

(1)	As defined later in this section in our 2013 CIP Performance Score Calculation in “—Elements of Compensation.”

(2)
See Annex A to this proxy statement for a discussion of Adjusted EBITDA and Adjusted Free Cash Flow per share as well as a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Our fiscal year 2013 compensation actions and decisions were substantially based on our named executive officers’ accomplishments and contributions to the Company’s performance results, as highlighted above. The annual cash incentive bonus, pursuant to the Calpine Incentive Plan, was 104% of target for 2013 compared to 126% for 2012. Further details of our base salaries, 2013 CIP performance score calculation and other key strategic achievements are discussed in greater detail under “Compensation Discussion and Analysis — Determining Executive Compensation.”
Our Compensation Program Objectives and Guiding Principles
The Compensation Committee believes that the compensation program for our named executive officers emphasizes at-risk, performance-based compensation without motivating imprudent risk taking. The Compensation Committee believes that our executive compensation program also helps Calpine recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our shareholders. In addition, the Compensation Committee believes that the mix and structure of compensation strikes an appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The compensation objectives and principles that govern the Company’s compensation decisions include:

•
Alignment with Shareholders’ Interests — Our long-term incentive awards are equity-based, linking a significant portion of our named executive officers’ pay to the value and appreciation in the value of our share price.

•
Pay for Performance — A significant portion of compensation for our named executive officers is linked to performance through appreciation of the price of our common stock and the achievement of corporate performance goals and certain financial and operating metrics that we believe drive the value of our share price. We believe our new performance share unit program will further strengthen the link between pay and performance.

•
Emphasis on Performance Over Time — The compensation program for our named executive officers is designed to mitigate excessive short-term decision making and risk taking. The value of long-term incentives is substantially greater than the annual cash incentive bonus and our annual incentive plan limits the maximum cash incentive bonus that can be earned in a given year. The Compensation Committee also retains the discretionary power to reduce annual incentive awards below calculated values.

•
Recruitment, Retention and Motivation of Key Leadership Talent — We provide an appropriate combination of fixed and variable compensation designed not only to attract and motivate the most talented executives for Calpine, but also to encourage retention by vesting equity awards over three to five years.

Results of the 2013 Advisory Vote on Executive Compensation (“say-on-pay”), Stockholder Feedback and Recent Modifications
At the Company’s Annual Meeting of Shareholders held in May 2013, our shareholders were asked to approve the Company’s fiscal 2012 executive compensation programs. A substantial majority (99%) of the votes cast on the “say-on-pay”

proposal at that meeting were voted in favor of the proposal. As Calpine regularly engages shareholders to discuss a variety of aspects of our business and welcomes shareholder input and feedback, the “say-on-pay” vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of Calpine’s executive compensation programs with shareholder interests. The Compensation Committee believes that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation.
Consistent with our ongoing commitment to best practices in compensation governance and strong emphasis on pay for performance, our Compensation Committee consistently reviews our compensation programs to ensure the alignment between executive pay and shareholder interests. As discussed above, the revisions to our long-term incentive program, which became effective in 2013, ensure that a meaningful portion of the long-term incentive opportunity for our named executive officers will be at risk based on the company’s relative shareholder return performance. Effective in 2013, the Company has eliminated stock option grants to our named executive officers. Payouts of the 2013 performance share unit awards will range from 0 to 200% of the target award based on the Company’s TSR performance against the Standard & Poor’s 500 companies. With these changes, we moved from a program that provided for large periodic equity awards to a steady and sustainable program of more consistent annual award opportunities. In 2012, we also executed extensions of our top executive officers’ employment agreements and in November 2013 we announced the appointment of Mr. Hill to succeed Mr. Fusco as our Chief Executive Officer in May 2014 immediately following the conclusion of the Annual Meeting. These extensions and the promotional appointment secured important leadership continuity over the next several years to ensure an effective leadership transition in 2015.
The Compensation Committee continues working to ensure that the design of the Company’s executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks. The Compensation Committee also continues to use the “say-on-pay” vote as a guidepost for shareholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing shareholder engagement, communication and transparency.
Determining Executive Compensation
The Compensation Committee bases any adjustments to current pay levels on several factors, including the scope and complexity of the functions an executive officer oversees, the contribution of those functions to our overall performance, individual experience and capabilities, individual performance and competitive pay practices. Any variations in compensation among our executive officers reflect differences in these factors.
Compensation Consultant
The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. In 2012, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), a national compensation consulting firm, as its independent compensation advisor. The independent compensation advisor provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2013, the compensation advisor regularly participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, our proxy disclosure, and individual pay decisions with respect to our named executive officers and other executive officers. Based on Meridian’s input, effective with the first performance share unit awards in February 2013, the Compensation Committee approved modifications to the long-term incentive compensation program as described elsewhere in this proxy statement.
While our advisor regularly consults with management in performing work requested by the Compensation Committee, Meridian did not perform any separate additional services for management in an amount in excess of $120,000. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC rules and concluded that no conflict of interests exists that would prevent Meridian from independently representing the Compensation Committee.
Comparator Group
We believe that it is appropriate to offer industry competitive cash and equity compensation packages to our named executive officers in order to attract and retain top executive talent. The compensation comparator group allows us to monitor the compensation practices of our primary competitors for executive talent. However, we do not rely on this information to target any specific pay percentile for our executive officers. Instead, we use this information as a general overview of market practices and to ensure that we make informed decisions regarding our executive pay programs.
To help us evaluate our overall 2013 compensation, Meridian analyzed publicly available information, including proxy data, as well as recent market trends. Meridian also prepared analysis that compared the current level of compensation for our named executive officers to compensation paid to comparable positions at companies in an industry comparator group approved by the Compensation Committee. The criteria used to identify our 2013 compensation comparator group were: (1) industry and energy portfolio - we compete for talent with energy and utility companies that have significant generation portfolios and significant non-regulated energy operations, and (2) financial scope - our management talent should be similar to that of companies that have similar financial characteristics (e.g., revenues, market capitalization and total assets). The 11 companies in the 2013 comparator group are set forth below:

The AES Corporation	Entergy Corporation	PPL Corporation
DTE Energy Co.	FirstEnergy Corp.	Public Service Enterprise Group Inc.
Dynegy Inc.	NRG Energy, Inc.	TransAlta Corp.
Edison International	PG&E Corp.
The Compensation Committee considers pay data from the appropriate position matches within the comparator group for our named executive officers, including the effect on compensation, if any, of specific company size differences. Energy industry survey data was considered when evaluating total pay of Mr. Deidiker, for whose position proxy data was not available. Due to the unique characteristics of Calpine’s non-regulated portfolio of power plants, the companies represented in the comparator group do not contain the exact mix of generating assets as Calpine and some contain regulated energy and other energy-related operations. However, the companies in the comparator group represent entities of relatively proportionate size, from a financial and/or operational perspective, and contain non-regulated power operations. We believe that the comparator group provides an appropriate reference for compensation data for companies with which Calpine competes for talent. We do not formally target total compensation, or any specific element of compensation, of our named executive officers against the comparator group, but instead use this market data to obtain a general understanding of current compensation practices in our industry.
Role of Executive Officers in Executive Compensation Decisions
The Chief Executive Officer reviews the compensation data gathered from the compensation surveys, considers each executive officer’s performance (other than himself) and makes a recommendation to the Compensation Committee on base salary, annual bonus and equity awards for each named executive officer other than himself. The Chief Executive Officer participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the Chief Executive Officer along with input from its compensation advisor and the knowledge and experience of its members in making compensation decisions. Executive officers do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee in an executive session, not attended by the Chief Executive Officer.
Elements of Compensation
Compensation for the named executive officers primarily consists of:

Type	Purpose
Base Salary	To provide a minimum, fixed level of cash compensation for the named executive officers to compensate executives for services rendered during the fiscal year.
Annual Cash Incentives	To drive achievement of annual corporate goals including key financial and operating results and strategic goals that drive value for shareholders.
Long-Term Incentives	To align executive officers’ interests with the interests of shareholders by rewarding increases in the value of our share price.
Post-Employment Compensation
Severance benefits are designed to help retain qualified employees, maintain a stable work environment and provide financial security to certain employees of the Company in the event of a change in control or in the event of a termination of employment in connection with or without a change in control.
Retirement benefits are intended to assist employees in preparing financially for retirement, to offer benefits that are competitive and tax-efficient, and to provide a benefits structure that allows for reasonable certainty of future costs.

Allocation and Distribution of Each Element of Compensation
The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed by each named executive officer and the associated level of responsibility and contributions to Calpine. The compensation opportunity beyond those pay elements is at risk and must be earned through achievement of annual goals, which represent performance expectations of the Board and management and long-term value creation for shareholders. In setting target compensation, the Compensation Committee focuses on the total compensation opportunity for the executive. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company performance. The more senior the level of the executive, the greater is the percentage of total pay opportunity that is variable.
In order to attract highly qualified executives capable of leading the Company following our emergence from Chapter 11 in 2008, we entered into employment agreements with Mr. Fusco, our Chief Executive Officer, and Mr. Miller, our Executive Vice President, Chief Legal Officer and Secretary. As further described below, on December 21, 2012, the Board approved an amendment to the executive employment agreements with each of Mr. Fusco and Mr. Miller. The terms of the amended agreements with Messrs. Fusco and Miller extend through 2015 which ensures future continuity of the executive team originally hired in 2008 and, in the case of Mr. Fusco, provides a framework for the transition of Mr. Fusco’s role from Chief Executive Officer to Executive Chairman of the Board. Mr. Hill, our current President and Chief Operating Officer, has an employment agreement which will become effective upon his transition to the role of President and Chief Executive Officer immediately following the Annual Meeting. Mr. Rauf, our Chief Financial Officer, and Mr. Deidiker, our Senior Vice President and Chief Accounting Officer, were issued letter agreements outlining the terms of their employment but do not have employment agreements. Except in the case of Messrs. Fusco and Miller, our executive officers are employed at will without employment agreements and severance payment arrangements (except as required by local law and provided in our Severance Benefits Plan).
Details of Each Element of Compensation
Base Salary. We pay base salaries to provide a minimum, fixed level of cash compensation for our named executive officers to compensate them for services rendered during the fiscal year. The 2013 base salary of each of our named executive officers was set following an annual review, during which adjustments were made to reflect performance-based factors, as well as competitive considerations. During its annual review of base salaries, the Compensation Committee primarily considers:

•	our budget for annual merit increases;

•	the appropriateness of each executive officer’s compensation, both individually and relative to the other executive officers;

•	the individual performance of each executive officer; and

•	pay data from our comparator group of companies provided by our independent compensation advisor.
We do not apply specific formulas to determine increases. Generally, executive salaries are adjusted effective with the first payroll period after the adjustment is determined. Pursuant to the terms of their employment agreements, and the letter agreement in the case of Mr. Hill, the Compensation Committee performed an annual review of the base salary for Messrs. Fusco, Miller and Hill in 2013 and 2014. Base salary for each executive was increased to recognize performance and individual contributions to the improved strategy and operations of the Company and to ensure the base salary level is consistent with market practice. Base salaries and percentage increases from the previous year's base salary for our named executive officers are indicated below for 2013 and 2014:

	2013		2014
	Base Salary	percentage increase from previous year	Base Salary	percentage increase from previous year
Jack A. Fusco	$1,300,000	8.33%	$1,339,000	3.0%
John B. Hill	$687,911	2.75%	$708,548	3.0%
Zamir Rauf	$575,400	2.75%	$592,662	3.0%
W. Thaddeus Miller	$783,161	2.75%	$806,656	3.0%
Jim D. Deidiker	$390,522	2.75%	$402,238	3.0%

Annual Incentive — Calpine Incentive Plan. Our annual incentive program, the Calpine Incentive Plan (the “CIP”), is designed to promote the achievement of annual corporate goals including key financial, operating and strategic goals that, in turn, drive value for shareholders. All regular full-time, non-collective bargaining unit employees hired prior to October 1, 2013, were eligible to participate in the CIP including all our named executive officers. CIP participants are assigned a target incentive, expressed as a percentage of incentive eligible earnings, which is dependent on the level of the employee’s position and the scope of the employee’s responsibilities. Target annual incentive levels for each named executive officer are shown in a table below. The total target CIP incentive pool is the sum of all participants’ target annual incentive amounts. In addition, the Board retains the authority to award special bonuses for exceptional achievement.
Funding of CIP. Funding of the CIP incentive pool is triggered only if we meet a minimum corporate performance target established by the Compensation Committee. For fiscal 2013, this minimum corporate performance target was $1,454 million of Adjusted EBITDA, which was 80% of our fiscal 2013 Adjusted EBITDA goal of $1,817 million. Adjusted EBITDA, defined in our 2013 annual report, is primarily comprised of corporate net income before interest, income taxes and depreciation and amortization adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any unrealized gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling contracts and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. Our Adjusted EBITDA of $1,830 million as reported in our 2013 annual report exceeded our minimum corporate performance target for fiscal year 2013.
The size of the CIP incentive pool is based on the extent to which we achieve the corporate performance goals that are established by the Compensation Committee. The Compensation Committee selected these performance goals to reflect a balanced evaluation of annual operating performance including cash generation, cost containment, safety and achievement of key goals that would drive future financial performance. The 2013 performance goals are based on financial and strategic goals. These goals and the actual results are shown in the following table and discussed in further detail below:
CIP Performance Score Calculation ($ in millions) for 2013

Performance Level Performance Score	Threshold 60%	Target 100%	Maximum 150%	Results	Score(1)	Weight		Weighted Score
Commodity Margin	$2,608	$2,708	$2,808	$2,631	68.9%		35.0%	24.1%
Expenses	$977	$892	$767	$801	136.3%		35.0%	47.7%
CAPEX/Maintenance	$402	$376	$336	$392	75.0%		10.0%	7.5%
TRIR	2.0	1.31	0.85	0.88	147.0%		10.0%	14.7%
Average EFOF	5.0%	3.13%	1.75%	2.1%	138.0%		5.0%	6.9%
Regulatory Compliance (Pass/Fail)	No material non-compliance events			PASS	60.0%	(2)	5.0%	3.0%
Overall Performance Score							100%	103.9%
_______________

(1)	For performance between target and maximum, score is determined by linear interpolation.

(2)	Score was reduced to 3% due to non-material events.

Explanation of Performance Measures.

•
Commodity Margin, as used for purposes of determining our CIP goal, is a non-GAAP financial measure that includes power and steam revenues, sales of purchased power and physical natural gas, capacity revenues, renewable energy credit revenue, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense and realized settlements from marketing, hedging and optimization activities including natural gas transactions hedging future power sales, but excludes unrealized mark-to-market activity. This amount differs from “Commodity Margin” as reported in our 2013 annual report as it also includes other revenue, as referenced in the CIP performance score calculation, Adjusted EBITDA from Calpine’s unconsolidated operations at Greenfield and Whitby, and certain other adjustments.

•
Expenses, as used solely for purposes of determining our CIP pool, is comprised of Plant Operating Expense (excluding major maintenance, scrap and stock-based compensation), Royalty Expense from Calpine’s geothermal operations, Sales, General & Administrative Expense (excluding stock-based compensation), and Other Operating Expense (excluding amortization and stock-based compensation), in each case, as calculated in accordance with U.S. GAAP and included in the amounts reported on our Consolidated Statement of Operations for the year ended December 31, 2013 in our 2013 annual report. We believe that Expenses is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our management.

•
CAPEX/Maintenance refers to Calpine’s Capital Expenditure and Major Maintenance Expense related to the refurbishment of major turbine generator equipment and other plant-related facilities inclusive of Calpine’s unconsolidated operations at Greenfield and Whitby. CAPEX is capitalized into Property, Plant and Equipment and Maintenance is recorded as a component of Plant Operating Expense. We monitor these expenditures and establish targets as useful tools to measure our operating performance.

•
Average EFOF refers to Equivalent Forced Outage Factor, which is a measure indicating the percent of time that our power plants are not capable of reaching full capacity due to forced outages and forced equipment limitations.

•
TRIR refers to Total Reportable Incident Rate, which is a measure of operational safety. TRIR is calculated as the sum of our lost time, restricted duty and other recordable cases as well as any fatality incidents during the year multiplied by 200,000 and then divided by total hours worked during the year. We did not have any fatality incidents during 2013.

•
Regulatory Compliance refers to the Compensation Committee evaluation of overall regulatory compliance based on consultation with the Chief Compliance Officer. This performance criterion was met as there were no events of material non-compliance in 2013.

Determination of CIP Bonus Pool and Payouts. Based on the extent to which we achieved the performance goals, as shown above, approximately $45.3 million was funded to the total CIP bonus pool for 2013 for allocation among the plan participants. With the exception of Mr. Deidiker, each named executive officer’s target and maximum incentive as a percentage of his base salary is set forth in his employment agreement or letter agreement. In the case of Mr. Deidiker, his maximum incentive is consistent with the terms of the CIP. Threshold incentive levels under the CIP are set at 60% of the target incentive percentage for all participants. The following table shows the incentive eligible earnings (base salary amount paid in 2013) and threshold, target and maximum incentive percentages and actual payout amounts for each named executive officer.

Name	Incentive Eligible Earnings	Threshold Incentive %	Target Incentive %	Maximum Incentive %	Incremental Incentive Rate		Incentive Calculation Overall Performance Score(2)	Incentive %(3)	Incentive Amount
Jack A. Fusco	$1,276,923	60%	100%	200%	2.0	(1)	103.9%	107.8%	$1,376,523
John B. Hill	$683,663	54%	90%	200%	2.22	(1)	103.9%	97.8%	$668,622
Zamir Rauf	$571,846	54%	90%	200%	2.22	(1)	103.9%	97.8%	$559,265
W. Thaddeus Miller	$778,324	54%	90%	200%	2.22	(1)	103.9%	97.8%	$761,201
Jim D. Deidiker	$388,111	36%	60%	90%	1.0		103.9%	62.3%	$241,948
_______________

(1)
Incremental Incentive Rate equals the additional percentage of eligible earnings for each percent that Overall Performance Score exceeds 100%. Rate is calculated as the ratio of the difference between maximum and target incentive percentage and maximum and target Performance Score.

(2)	From 2013 CIP performance score calculation shown above.

(3)	Incentive % equals sum of Target Incentive plus product of excess of Overall Performance Score over 100% multiplied by Incremental Incentive Rate.
Equity Compensation. Effective January 31, 2008, our Board of Directors adopted, and our shareholders approved, the 2008 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is administered by the Compensation Committee, which has authority to grant the following types of awards to our directors, executive officers, employees and consultants: stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards, other stock-based awards or any combination of these types of awards. Equity grants directly align our named executive officers’ interests with the interests of shareholders by rewarding increases in the value of our stock price. Such grants enable us to attract and retain highly qualified individuals for positions of responsibility. A total of 14,833,000 shares of common stock were reserved for grants of awards under the Equity Incentive Plan, which were increased by an additional 12,700,000 and 13,000,000 shares of common stock in 2010 and 2013, respectively, as approved by our shareholders. The Equity Incentive Plan will terminate on January 31, 2018, unless terminated earlier by the Board of Directors. We have also granted sign-on options outside the Equity Incentive Plan (but subject to the same terms and conditions as those of the Equity Incentive Plan) to Messrs. Fusco, Hill and Miller, as described under “— Summary of Employment Agreements.”

Historically, equity awards granted to Messrs. Fusco, Miller and Hill had consisted primarily of stock options and been made periodically from time to time as determined appropriate by the Compensation Committee, and equity awards granted to Messrs. Rauf and Deidiker had been made annually in the form of stock options and restricted stock. Annual equity grants to executive officers are generally approved by the Compensation Committee during their first meeting of the calendar year. Under the Company’s new program, all named executive officers will generally be eligible for equity awards each February. The amount of equity awards granted to our named executive officers are determined in consideration of general market pay trends in the industry, an evaluation of the Company’s and each individual named executive officer’s performance and in consideration of internal equity. Such grants enable us to attract and retain highly qualified individuals for positions of responsibility. Vesting for stock options, restricted stock and performance share units is generally subject to continued employment, with exceptions in some cases for a change in control or termination due to death or retirement.
Determination of Target Value of Long-Term Incentive Compensation. On an annual basis, during its first meeting of the calendar year, the Compensation Committee determines, and makes its recommendations to the Board regarding, the form and amounts of long-term incentive compensation for our executive officers. In February 2013, the Board approved annual awards of restricted stock and the first annual performance share unit awards, as applicable, to our named executive officers. The value of the equity awards granted to Mr. Fusco was based on his employment agreement, and the value of the equity awards granted to Messrs. Hill, Miller, Rauf and Deidiker was expressed as a percentage of each individual's base salary. The number of annual equity awards granted to each named executive officer is generally determined based on internal equity considerations, data regarding similar positions at other companies within our industry, differences in responsibilities within our Company for each of the named executive officers and their respective contributions to our overall corporate success. In 2013, these percentages were 200% of base salary for Messrs. Hill, Rauf and Miller and 90% of base salary for Mr. Deidiker. In making equity award grants to our most senior executives, we seek to closely align their interests with the long-term interests of our shareholders and reward the executives for an increase in the value of the Company’s stock price. Thus, the equity awards granted in 2013 to Messrs. Fusco, Hill, Miller and Rauf consisted 50% of restricted stock and 50% of performance share units and to Mr. Deidiker consisted 60% of restricted stock and 40% of performance share units. See “ — Grants of Plan-Based Awards.”
Restricted Stock Grants. Restricted stock awards granted to our named executive officers in February 2013 vest ratably over a three-year service period on each of the first, second and third anniversaries of the grant date with the exception of Messrs. Fusco and Miller whose restricted stock awards vest 33 1/3% on each of the first and second anniversaries of the grant date with the remaining 33 1/3% vesting on December 31, 2015 in accordance with their respective employment agreements. The restricted stock is subject to forfeiture upon termination with vesting accelerating upon certain events including death or disability.
Performance Share Unit Grants. An important aspect of the Company’s new equity compensation strategy features the performance share unit program which became effective with the first performance share unit awards in February 2013 and which we believe will help us further strengthen the link between pay and performance. Specifically, we believe that the revised long-term incentive award program will more closely align the interests of the Company’s executives with those of our shareholders. Each performance share unit will have the equivalent value of one share of Calpine common stock. TSR captures the total returns of a company’s stock to investors over the three-year performance period. The performance unit program will measure TSR by comparing the average stock price in the last month of the performance period to the average stock price in the month immediately prior to the start of the performance period, adjusting for stock splits and assuming dividends paid during the performance period are reinvested into additional shares.
In February 2013, the Compensation Committee approved awards of performance share units which will vest and be paid in cash based on the relative performance of the Company’s TSR over the three year performance period of January 1, 2013 through December 31, 2015 compared with the TSR performance of the S&P 500 companies over the same period. Payouts of the 2013 performance share unit awards will range from 0 to 200% of the target award based on the Company’s TSR ranking within the S&P 500 as shown below:

Percentile Rank within the S&P 500	Percent of Performance Units Earned
90th or higher	200%
80th	175%
70th	150%
60th	125%
50th	100%
40th	75%
30th	50%
Below 30th	0%
Actual amounts of awards granted in February 2013 are disclosed in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table. In February 2014, the Board approved annual awards of restricted stock and performance share units, as applicable, to our named executive officers. These awards will be included in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in our 2015 proxy statement.
Perquisites and Other Personal Benefits. We offer a very limited amount of perquisites and other personal benefits to our named executive officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. See “— Summary Compensation Table — All Other Compensation.”
Post-Employment Compensation Arrangements
To promote retention and recruiting, we offer various arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of an employee’s separation from service with us and enable employees to focus on Company duties while employed by us. These post-employment severance benefits are provided through employment agreements and letter agreements as described more fully below under “— Summary of Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
Severance Benefits. In January 2008, we adopted the Calpine Corporation Change in Control and Severance Benefits Plan (the “Severance Plan”), which is intended to help retain qualified employees, maintain a stable work environment and provide financial security to certain employees of the Company in the event of a change in control or in the event of a termination of employment in connection with or without a change in control. In 2012, the Board approved an amendment to the Severance Plan, pursuant to which our named executive officers will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999. Effective November 4, 2013, the Board approved an amendment and restatement of the Severance Plan that, among other things, provides for accelerated vesting of equity in the event of a change in control or a participant’s death or disability, entitles Tier 1 participants to a pro-rated annual cash bonus for a termination by the participant for good reason or by us without cause, and revises the requirements for participants to receive benefits for a termination in connection with a change in control. For a further discussion of the Severance Plan, see “— Potential Payments Upon Termination or Change in Control” below. In 2012, we amended the employment agreements of Messrs. Fusco, Hill and Miller to, among other things, eliminate tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws. For a further discussion of the Employment Agreements, see “— Potential Payments Upon Termination or Change in Control” below.
Retirement Benefits. Our executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits. Our primary objectives for providing retirement benefits are to partner with our employees to assist them in preparing financially for retirement, to offer benefits that are competitive and to provide a benefits structure that allows for reasonable certainty of future costs. Calpine does not have a defined benefit plan for employees not represented by a collective bargaining agreement, including our named executive officers.
Our primary retirement benefit is the Calpine Corporation Retirement Savings Plan (the “401(k) Plan”), a defined contribution plan. For our executive officers as well as all other non-bargaining unit employees, we match employee contributions 100% up to 5% of eligible earnings, subject to all applicable regulatory limits, and the match vests immediately. In addition, if an employee leaves our employment due to retirement, the employee can use any money remaining in his or her health reimbursement account to pay for post-employment medical insurance.

Officer Stock Ownership Policy
The Company does not have a stock ownership policy for executive officers or other employees. However, pursuant to the terms of their respective employment agreements and letter agreement, as applicable, Messrs. Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on option until their employment with the Company terminates, and pursuant to the terms of his employment agreement, Mr. Hill is required to hold shares equal to at least five times his base salary by the fifth anniversary of the effective date of his employment agreement. See “— Summary of Employment Agreements.”
Clawback Provisions
The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill, include a three-year clawback provision related to any after-tax portion of income realized from the exercise of their sign-on options, and the employment agreement for Mr. Hill provides for a three-year clawback related to any after-tax portion of his annual cash incentive compensation, in each case, in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.

Deductibility Cap on Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), precludes a public corporation from deducting for federal income tax purposes compensation in excess of $1 million in any taxable year for its chief executive officer or any of its three other highest paid executive officers, not including the chief financial officer (for these purposes, the “Named Executives”). Certain performance-based compensation is not subject to that limitation. As part of its role, the Compensation Committee considers the anticipated tax treatment to us and the executive officers in its review and establishment of compensation programs and payments. In general, the Compensation Committee believes that it is in our best interest to receive maximum tax deductions for compensation paid to the Named Executives. In general, we intend to pay performance-based compensation, including equity compensation, in a manner that preserves our ability to deduct the amounts paid to executive officers, although to maintain flexibility in compensating Named Executives in a manner designed to promote varying corporate goals, the Compensation Committee may award compensation that is not fully deductible when it deems such award to be in the best interest of the Company. Stock options and performance share units granted to the named executive officers under the Equity Incentive Plan qualify as performance-based compensation that is not subject to the Section 162(m) deduction limitation. Restricted stock that has been granted to Named Executives and amounts paid to Named Executives under the CIP are subject to such deduction limitation. However, due to our substantial net operating loss carryforwards from bankruptcy, this has no impact on our post-tax results.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and the Company’s 2013 annual report.
Frank Cassidy (Chair)
Michael W. Hofmann
Robert A. Mosbacher, Jr.
Denise M. O’Leary

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2013, 2012 and 2011 by (i) each person serving as a principal executive officer during the year ended December 31, 2013, (ii) each person serving as a principal financial officer during the year ended December 31, 2013, (iii) each of the three other most highly-compensated individuals who were serving as executive officers as of December 31, 2013 (collectively, “the named executive officers”):

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)
Jack A. Fusco	2013	1,289,880	—	5,387,206	—	1,376,523	17,783	8,071,392
Chief Executive Officer	2012	1,180,499	—	4,999,986	—	1,761,472	29,412	7,971,369
	2011	1,068,790	—	—	—	1,013,557	53,039	2,135,386

John B. Hill	2013	694,494	—	1,482,355	—	668,622	77,750	2,923,221
President and Chief	2012	670,676	—	1,338,986	—	937,650	12,500	2,959,812
Operating Officer	2011	651,439	—	—	—	565,110	20,130	1,236,679

Zamir Rauf	2013	588,789	—	1,239,895	—	559,265	12,750	2,400,699
Executive Vice President	2012	558,280	—	325,169	716,249	778,211	12,500	2,390,409
and Chief Financial Officer	2011	530,995	—	—	818,882	451,419	12,250	1,813,546

W. Thaddeus Miller	2013	807,975	—	1,687,623	—	761,201	14,427	3,271,226
Executive Vice President,	2012	771,676	—	1,524,390	—	1,067,479	18,137	3,381,682
Chief Legal Officer and	2011	758,753	—	—	—	640,347	12,250	1,411,350
Secretary

Jim D. Deidiker	2013	401,240	—	414,697	—	241,948	12,750	1,070,635
Senior Vice President and	2012	383,097	40,731	110,339	243,056	284,269	12,500	1,073,992
Chief Accounting Officer	2011	375,938	—	100,257	241,734	212,267	12,250	942,446
______________

(1)	Represents a discretionary adjustment of the CIP bonus in excess of the target amount.

(2)
The amounts set forth next to each award represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The stock awards granted in 2013 were issued in the form of restricted stock and performance share units. For discussion of the assumptions used in these valuations, see Note 12 of the Notes to Consolidated Financial Statements included in the Company’s 2013 annual report. Assuming the maximum performance levels were probable on the grant date for the performance share units, the grant date fair values for each of our named executive officers performance share units awarded in 2013 would be as follows: $5,774,433 for Mr. Fusco, $1,588,905 for Mr. Hill, $1,329,018 for Mr. Rauf, $1,808,928 for Mr. Miller and $360,783 for Mr. Deidiker.

(3)	Bonus paid pursuant to the CIP and/or the named executive officer’s employment agreement or letter agreement, as applicable.

(4)
For 2013, the amounts set forth under “All Other Compensation” include $12,750 of employer contributions to the Company’s 401(k) plan. For Messrs. Fusco and Miller, includes $5,033 and $1,677, respectively, in legal fees for 2013 in connection with the amendments to their respective employment agreements which are valued at actual costs billed by outside vendors. For Mr. Hill, includes $65,000 in legal fees incurred in connection with the employment agreement related to his promotion to Chief Executive Officer effective as of the date immediately following the Annual Meeting. See “—Summary of Employment Agreements.”

Grants of Plan-Based Awards
The following table sets forth the information concerning the grants of any plan-based compensation to each named executive officer during 2013. The non-equity awards described below were made under the CIP. The equity awards described below were made under the Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)(3)	Target (#)	Maximum(#)
Jack A. Fusco	2/28/2013	—	—	—	—	—	—	135,869	(4)	2,499,990
	2/28/2013	—	—	—	67,935	135,869	271,738	—		2,887,216
	—	766,154	1,276,923	2,553,846	—	—	—	—		—

John B. Hill	2/28/2013	—	—	—	—	—	—	37,386	(4)	687,902
	2/28/2013	—	—	—	18,693	37,386	74,772	—		794,453
	—	369,178	615,297	1,367,326	—	—	—	—		—

Zamir Rauf	2/28/2013	—	—	—	—	—	—	31,271	(4)	575,386
	2/28/2013	—	—	—	15,636	31,271	62,542	—		664,509
	—	308,797	514,661	1,143,692	—	—	—	—		—

W. Thaddeus Miller	2/28/2013	—	—	—	—	—	—	42,563	(4)	783,159
	2/28/2013	—	—	—	21,282	42,563	85,126	—		904,464
	—	420,295	700,492	1,556,648	—	—	—	—		—

Jim D. Deidiker	2/28/2013	—	—	—	—	—	—	12,734	(4)	234,306
	2/28/2013	—	—	—	4,245	8,489	16,978	—		180,391
	—	139,720	232,867	349,300	—	—	—	—		—
______________

(1)
Amounts represent estimated possible payments under the CIP. Actual amounts paid under the CIP for 2013 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis — Details of Each Element of Compensation — Annual Incentive — Calpine Incentive Plan.”

(2)	Represents performance share units granted on February 28, 2013 with payouts in cash that range from 0 to 200% of the target award based on the Company's TSR ranking within the S&P 500.

(3)
Threshold amount represents performance at 30th percentile of the Company’s TSR ranking within the S&P 500 and actual performance below this level would result in no cash payout of the performance share units.

(4)	Represents restricted stock granted on February 28, 2013, vesting ratably on each of the first three anniversary dates of the grant date.
Summary of Employment Agreements
Certain of the amounts shown in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table are provided for in employment or letter agreements, as the case may be. The material terms of those agreements are summarized below:

Jack A. Fusco
Chief Executive Officer and Director
In connection with the appointment of Mr. Fusco as President and Chief Executive Officer, we entered into an employment agreement with him effective August 10, 2008, for a five-year term.
On December 21, 2012, the Board approved an amendment to his employment agreement, effective December 21, 2012 (the “First Fusco Amendment”), which extends the current term of his employment agreement through December 31, 2015 (the “Extended Term”). Mr. Fusco has served as the Company’s President and Chief Executive Officer since August 2008 when he joined the Company. Pursuant to the First Fusco Amendment, Mr. Fusco resigned as the Company’s President effective December 21, 2012, but will continue to serve as the Company’s Chief Executive Officer and a member of the Board through the Annual Meeting (the “Initial Term”). Immediately following the Initial Term, and upon his election to the Board, Mr. Fusco will resign as the Company’s Chief Executive Officer and continue to be employed as the Company’s Executive Chairman through the remainder of the Extended Term.

Under the First Fusco Amendment, Mr. Fusco is entitled to receive an annual base salary during the Initial Term of $1,300,000 and an annual base salary during the remainder of the Extended Term of 50% of his base salary in effect at the end of the Initial Term. The First Fusco Amendment also provides that Mr. Fusco is entitled during the Extended Term to receive the annual cash target performance bonus that was provided for under the employment agreement, and that for the 2015 fiscal year, he is entitled to receive a bonus based on actual achievement of 2015 performance targets, provided that he remains employed through the end of the Extended Term.

On February 28, 2013, the Board approved another amendment to Mr. Fusco’s employment agreement, effective February 28, 2013 (the “Second Fusco Amendment,” together with the First Fusco Amendment, the “Fusco Amendments”). Pursuant to the Fusco Amendments, Mr. Fusco is entitled to receive the following equity-based awards under the Company’s 2008 Amended and Restated Equity Incentive Plan: (i) no later than December 31, 2012, restricted stock equal to $5,000,000 divided by the fair market value of a share of the Company’s common stock as of the grant date, which award will vest ratably on each of the first three anniversaries of the grant date; (ii) no later than each of February 28, 2013 and February 28, 2014, performance share units equal to $2,500,000 divided by the fair market value of a share of the Company’s common stock as of the grant date, which awards will vest following the end of the applicable performance period (December 31, 2015 and December 31, 2016, respectively), and be settled no later than March 15, 2016 and March 15, 2017, respectively,  in cash equal to the product of the fair market value on the vesting date of a share of the Company’s common stock multiplied by 0% to 200% of the number of performance share units granted, based on actual performance against predetermined threshold, target and maximum performance goals, as set forth in the applicable award agreements; (iii) no later than each of February 28, 2013 and February 28, 2014, shares of restricted stock equal to $2,500,000 divided by the fair market value of a share of the Company’s common stock as of the grant date, which awards will vest ratably on each of the first three anniversaries of the grant; and (iv) following the Company’s 2015 Annual Meeting of Shareholders but no later than May 31, 2015, an equity award provided for under the directors’ compensation program then in effect, which award will vest upon expiration of the Extended Term. The Fusco Amendments provide that any grant or vesting of the foregoing equity awards is conditioned upon Mr. Fusco’s remaining employed by the Company on such grant or vesting date, respectively, except as described below. In the event of a change in control of the Company, the performance share units and the restricted stock will immediately become fully vested, and the performance share units will be settled in accordance with Mr. Fusco’s award agreement. In the event that Mr. Fusco’s employment is terminated by the Company without cause or by him for good reason, the restricted stock will immediately become fully vested, and the performance share units will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, in each case subject to Mr. Fusco’s compliance with the restrictive covenants in his employment agreement through the original payment dates. If Mr. Fusco’s employment terminates by reason of disability or death, the performance share units and the restricted stock will immediately become fully vested, and the performance share units will be settled following the termination date in cash based on performance at 100% target level. If Mr. Fusco remains employed through the end of the Extended Term, the restricted stock will immediately become fully vested, and the performance share units will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, in each case subject to Mr. Fusco’s compliance with the restrictive covenants in his employment agreement through the original payment dates. In the event that Mr. Fusco’s employment is terminated by the Company for “cause” or by Mr. Fusco without good reason, all of his unvested performance share units and restricted stock will be forfeited.

Pursuant to the First Fusco Amendment, Mr. Fusco will no longer be entitled to a gross up payment in the event that any amounts under his employment agreement (or any other plan, program, policy or arrangement with the Company) become subject to the excise tax imposed by Section 4999 of the IRC or the interest and additional tax imposed by IRC Section 409A(a)(1)(B). If any amounts will become subject to the excise tax imposed by IRC Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. Additionally, pursuant to the First Fusco Amendment, Mr. Fusco is no longer entitled to an annual car allowance of $30,000.

Pursuant to his original employment agreement, Mr. Fusco also was granted a sign-on option to purchase 5,394,000 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Incentive Plan and (ii) 4,144,000 shares were granted outside of the Equity Incentive Plan, but subject to the same terms and conditions as set forth in the Equity Incentive Plan. The option was granted in four tranches of 1,075,000, 1,271,000, 1,435,000 and 1,613,000 shares of common stock, with each tranche having a per share exercise price of $15.99, $19.19, $21.59 and $23.99, respectively. The option has a seven-year term, vesting ratably over a five-year period, 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date. In the event that Mr. Fusco commits a willful and intentional act resulting in a material restatement of our earnings, the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, his employment agreement requires that Mr. Fusco hold shares equal to at least 50% of the after-tax proceeds of each option exercise until his employment with the Company terminates. If Mr. Fusco is terminated for cause, he will forfeit any portion of the option that is outstanding. If Mr. Fusco terminates employment without good reason, any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
The original employment agreement provides that in the event Mr. Fusco is terminated by us without cause or if he resigns for good reason, in addition to the vesting of the sign-on option and the equity-based awards under the Fusco Amendments as described above, he will also be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment equal to two times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination; continuation of certain health and welfare benefits for a period of 24 months following the date of termination; and outplacement services for a period of up to 24 months following such termination. In the event Mr. Fusco’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Fusco generally will be entitled to the same payments and benefits as set forth in the preceding sentence, except that the applicable severance multiplier will be three instead of two and the provision of health and welfare benefits and outplacement services will continue for a period of up to 36 months following such termination.
The employment agreement also contains non-solicitation and non-competition restrictive covenants (each of which remains in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.
To the extent applicable, the amended employment agreement is intended to comply with the provisions of Section 409A of the IRC.

John B. Hill
President and Chief Operating Officer (to be President and Chief Executive Officer following the Annual Meeting)
In connection with the appointment of Mr. Hill as Executive Vice President and Chief Commercial Officer (currently our President and Chief Operating Officer, and to be President and Chief Executive Officer following the Annual Meeting), we entered into a letter agreement with him effective September 1, 2008. On November 3, 2010, Mr. Hill was appointed as Executive Vice President and Chief Operating Officer. On December 21, 2012, the Board appointed Mr. Hill as the Company’s President, effective December 21, 2012, and approved an amendment, effective December 21, 2012 (the “Hill Amendment”), to his letter agreement to reflect such appointment. Pursuant to the Hill Amendment, Mr. Hill continues to serve as the Company’s Chief Operating Officer.
Pursuant to the original letter agreement, Mr. Hill was granted a sign-on option to purchase 1,314,734 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Incentive Plan and (ii) 64,734 shares were granted outside of the Equity Incentive Plan, but are generally subject to the same terms and conditions as are set forth in the Equity Incentive Plan. The option was granted in four tranches of 262,083, 309,920, 349,705 and 393,026 shares of common stock, with such tranches having a per share exercise price of $18.00, $21.60, $24.30 and $27.00, respectively. The option has a seven year term with each tranche vesting ratably, subject to continued employment, on the first, second, third, fourth and fifth anniversaries of the grant date. If Mr. Hill commits a willful and intentional act resulting in a material restatement of our earnings, the proceeds of the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, the letter agreement requires that Mr. Hill hold shares equal to at least 50% of the after tax proceeds of each option exercise until his employment terminates. If Mr. Hill is terminated for cause, he will forfeit any portion of the option that is outstanding. If Mr. Hill terminates employment without good reason, any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
On November 6, 2013, we entered into an employment agreement with Mr. Hill in connection with his promotion to President and Chief Executive Officer, which replaces and supersedes the letter agreement and the Hill Amendment. The employment agreement, which is for a three-year term, will become effective immediately following the Annual Meeting. Under the employment agreement, Mr. Hill is entitled to an annual base salary of $1,000,000, subject to annual review and increase (but not decrease) from time to time by the Compensation Committee and an annual cash target performance bonus equal to 100% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary (subject to a specified formula for determining Mr. Hill’s bonus for the 2014 fiscal year). Mr. Hill will be required to repay any after-tax portion of this annual cash bonus received for any year in which he commits a willful and intentional act that directly results in a material restatement of our earnings. The employment agreement also provides that for each fiscal year occurring after December 31, 2014, Mr. Hill is eligible to receive long-term incentive awards in such forms and pursuant to such terms as the Compensation Committee may provide. The annual value of Mr. Hill’s target long-term incentive award will initially be 300% of his annual base salary, with such target value subject to adjustment by the Compensation Committee from time to time.
The employment agreement further provides that Mr. Hill will be treated as a Tier 1 participant in the Calpine Corporation Change in Control and Severance Benefits Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control and Severance Benefits Plan.” Pursuant to the employment agreement, however, Mr. Hill will not be required to execute a release of claims as a condition of receiving any benefits under the Severance Plan due to his termination in connection with a change in control. In the event of Mr. Hill’s termination due to death or disability, in addition to those due and unpaid amounts due under the employment agreement, Mr. Hill is entitled to receive any annual cash bonus for the year of termination to which he might have otherwise been entitled, as well as continued healthcare coverage for the 18-month period following such termination.
Pursuant to the employment agreement, Mr. Hill is required to own shares of our common stock with a value equal to at least five times his then-current annual base salary prior to the fifth anniversary of the effective date of the employment agreement. The employment agreement contains an affirmation that the restrictive covenants of the letter agreement are incorporated in the employment agreement by reference, and a provision providing for the clawback (which may include the forfeiture, repurchase and/or recoupment) of any amounts payable under the employment agreement to the extent necessary to comply with applicable law or company policy.
To the extent applicable, the employment agreement is intended to comply with the provisions of Section 409A of the IRC.
Zamir Rauf
Executive Vice President and Chief Financial Officer
In connection with the appointment of Mr. Rauf as Executive Vice President and Chief Financial Officer, we entered into a letter agreement with Mr. Rauf effective December 11, 2008. Under the agreement, Mr. Rauf is entitled to a bi-weekly base salary of $18,269 (annualized at $475,000). In addition, Mr. Rauf is eligible to participate in the CIP, which provides for an annual cash target performance bonus equal to 90% of pro-rated annual base salary, with a maximum annual performance bonus opportunity of 200% of annual base salary. In December 2008, Mr. Rauf received, in accordance with his letter agreement, options to purchase 100,000 shares of common stock under the Equity Incentive Plan. These options have a ten-year term and vest ratably over a three-year period on the first, second and third anniversaries of the grant date. Mr. Rauf is a Tier 3 participant under our Severance Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control.”
W. Thaddeus Miller
Executive Vice President, Chief Legal Officer and Secretary
In connection with the appointment of Mr. Miller as Executive Vice President and Chief Legal Officer, we entered into an employment agreement with him effective August 11, 2008, for a five-year term.
On December 21, 2012, the Board approved an amendment, effective December 21, 2012 (the “First Miller Amendment”) to the employment agreement. The First Miller Amendment extends the current term of the employment agreement through December 31, 2015 (the “Extended Term”). Under the First Miller Amendment, Mr. Miller is entitled to receive an annual base salary during the Extended Term of $762,200. The First Miller Amendment also provides that Mr. Miller is entitled during the Extended Term to receive the annual cash target performance bonus that was provided for under the employment agreement, and that for the 2015 fiscal year, he is entitled to receive a bonus based on actual achievement of 2015 performance targets, provided that he remains employed through the end of the Extended Term.

On February 28, 2013, the Board approved another amendment to Mr. Miller’s employment agreement, effective February 28, 2013 (the “Second Miller Amendment,” together with the First Miller Amendment, the “Miller Amendments”). Pursuant to the Miller Amendments, Mr. Miller is entitled to receive the following equity-based awards under the Company’s 2008 Amended and Restated Equity Incentive Plan: (i) no later than December 31, 2012, restricted stock equal to 200% of Mr. Miller’s annual base salary on the grant date divided by the fair market value of a share of the Company’s common stock as of the grant date, which award will vest ratably on each of the first three anniversaries of the grant date; (ii) no later than February 28 of each of 2013, 2014 and 2015, performance share units in a number to be determined by the Compensation Committee of the Board, which awards will vest following the end of the applicable performance period (December 31, 2015, December 31, 2016, and December 31, 2017, respectively), and be settled no later than March 15, 2016, March 15, 2017, and March 15, 2018, respectively, in cash equal to the product of the fair market value of shares of the Company’s common stock on the vesting date multiplied by 0% to 200% of the number of performance share units granted, based on actual performance against predetermined threshold, target and maximum performance goals, as set forth in the applicable award agreements; and (iii) no later than February 28 of each of 2013, 2014 and 2015, shares of restricted stock in a number to be determined by the Compensation Committee of the Board, which awards will vest ratably on each of the first three anniversaries of the grant date. The Miller Amendments provide that any grant or vesting of the foregoing equity awards is conditioned upon Mr. Miller’s remaining employed by the Company on such grant or vesting date, respectively, except as described below. In the event of a change in control of the Company, the performance share units and the restricted stock will immediately become fully vested. In the event that Mr. Miller’s employment is terminated by the Company without cause or by him for good reason, the restricted stock will immediately become fully vested, and the performance share units will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, subject to Mr. Miller’s compliance with the restrictive covenants in his employment agreement through the original payment dates. If Mr. Miller’s employment terminates by reason of disability or death, the performance share units and the restricted stock will immediately become fully vested, and the performance share units will be settled following the termination date in cash based on performance at 100% target level. If Mr. Miller remains employed through the end of the Extended Term, the restricted stock will immediately become fully vested, and the performance share units will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, in each case subject to Mr. Miller’s compliance with the restrictive covenants in his employment agreement through the original payment dates. In the event that Mr. Miller’s employment is terminated by the Company for cause or by Mr. Miller without good reason, all of his performance share units and restricted stock will be forfeited.

Pursuant to the First Miller Amendment, Mr. Miller will no longer be entitled to a gross up payment in the event that any amounts under the employment agreement (or any other plan, program, policy or arrangement with the Company) become subject to the excise tax imposed by Code Section 4999, or the interest and additional tax imposed by Code Section 409A(a)(1)(B). If any amounts will become subject to the excise tax imposed by Code Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction.

Pursuant to the original employment agreement, Mr. Miller also was granted a sign-on option to purchase 1,678,000 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Incentive Plan and (ii) 428,000 shares were granted outside of the Equity Incentive Plan, but subject to the same terms and conditions as set forth in the Equity Incentive Plan. The option was granted in four tranches of 345,000, 394,000, 443,000 and 496,000 shares of common stock, with each tranche having a per share exercise price of $16.60, $19.19, $21.59 and $23.99, respectively. The option has a seven-year term vesting ratably over a five-year period, 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date. In the event that Mr. Miller commits a willful and intentional act resulting in a material restatement of our earnings, the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, the employment agreement requires that Mr. Miller hold shares equal to at least 50% of the after-tax proceeds of each option exercise until his employment with the Company terminates. If Mr. Miller is terminated for cause, he will forfeit any portion of the option that is outstanding. If Mr. Miller terminates employment without good reason, any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
The original employment agreement provides that in the event Mr. Miller is terminated by us without cause or if he resigns for good reason, in addition to the vesting of the sign-on option and the equity-based awards under the Miller Amendments as described above, he will also be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment equal to 1.5 times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination; continuation of certain health and welfare benefits for a period of 18 months following the date of termination; and outplacement services for a period of up to 18 months following such termination. In the event Mr. Miller’s employment terminates without cause or for good reason during the 24-month period following a change in control of the Company or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Miller generally will be entitled to the same payments and benefits as set forth in the preceding sentence, except that the applicable severance multiplier will be three instead of 1.5 and the provision of health and welfare benefits will continue for a period of up to three years following such termination.
The employment agreement also contains non-solicitation and non-competition restrictive covenants (each of which remain in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.
To the extent applicable, the amended employment agreement is intended to comply with the provisions of Section 409A of the IRC.
Jim D. Deidiker
Senior Vice President and Chief Accounting Officer
In connection with the appointment of Mr. Deidiker as Senior Vice President and Chief Accounting Officer, we entered into a letter agreement with Mr. Deidiker effective January 6, 2009. Under the agreement, Mr. Deidiker is entitled to a bi-weekly salary of $13,077 (annualized at $340,000). In addition, Mr. Deidiker is eligible to participate in the CIP, which provides for an annual cash target performance bonus equal to 60% of pro-rated annual base salary. In January 2009, Mr. Deidiker received, in accordance with his letter agreement, options to purchase 50,000 shares of common stock. These options have a ten-year term and vest ratably over a three-year period on the first, second and third anniversaries of the grant date. Pursuant to his letter agreement, Mr. Deidiker became eligible to participate in future equity grants beginning in 2010. Mr. Deidiker is a Tier 4 participant under our Severance Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2013, for each named executive officer:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stocks That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Exercisable	Unexercisable				(#)		($)	(#)		($)
Jack A. Fusco	1,075,000	—	15.99	8/10/2015	(2)
	1,271,000	—	19.19	8/10/2015	(2)
	1,435,000	—	21.59	8/10/2015	(2)
	1,613,000	—	23.99	8/10/2015	(2)
	300,000	—	9.49	5/7/2019	(3)
	444,615	—	12.64	8/10/2015	(4)
						184,264	(5)	3,594,991
						135,869	(6)	2,650,804
									67,935	(7)	1,325,412

John B. Hill	262,083	—	18.00	9/1/2015	(8)
	309,920	—	21.60	9/1/2015	(8)
	349,705	—	24.30	9/1/2015	(8)
	393,026	—	27.00	9/1/2015	(8)
	100,000	—	9.49	5/7/2019	(3)
	222,308	—	12.64	9/1/2015	(4)
	300,000	—	12.13	11/3/2020	(9)
						49,346	(5)	962,741
						37,386	(6)	729,401
									18,693	(7)	364,700

Zamir Rauf	23,200	—	16.90	1/31/2018	(10)
	21,700	—	18.38	3/5/2018	(11)
	100,000	—	8.01	12/17/2018	(12)
	69,963	—	11.24	2/24/2020	(13)
	—	149,431	14.30	2/14/2021	(14)
	—	138,272	15.31	2/28/2022	(15)
						21,239	(13)	414,373
						31,271	(6)	610,097
									15,636	(7)	305,058

W. Thaddeus Miller	345,000	—	16.60	8/11/2015	(16)
	394,000	—	19.19	8/11/2015	(16)
	443,000	—	21.59	8/11/2015	(16)
	496,000	—	23.99	8/11/2015	(16)
	100,000	—	9.49	5/7/2019	(3)
	138,325	—	12.64	8/11/2015	(4)
						56,178	(5)	1,096,033
						42,563	(6)	830,404
									21,282	(7)	415,212

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stocks That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Exercisable	Unexercisable				(#)		($)	(#)		($)
Jim D. Deidiker	50,000	—	8.25	1/7/2019	(17)
	39,963	—	11.24	2/24/2020	(13)
	—	44,112	14.30	2/14/2021	(14)
	—	46,922	15.31	2/28/2022	(15)
						7,011	(14)	136,785
						7,207	(15)	140,609
						12,734	(6)	248,440
									4,245	(7)	82,820
_______________

(1)
The amount listed in this column represents the product of the closing market price of the Company’s stock as of December 31, 2013 ($19.51) multiplied by the number of shares of stock subject to the award.

(2)	Granted on August 10, 2008 and vests 20% annually from the date of grant.

(3)	Granted on May 7, 2009 and vests 100% on the third anniversary of the date of grant.

(4)
Granted on August 11, 2010, the options vested 100% on August 10, 2013 for Mr. Fusco and on August 11, 2013 for each of Messrs. Hill and Miller. These options are designed to complement the 2008 sign-on options, which were intended to provide a competitive compensation opportunity for five years of employment assuming historical rates of industry market capitalization. These options reduce in number if the market price of the common stock on the date of exercise exceeds certain thresholds. If on the date of exercise of the option, the New York Stock Exchange closing price of a share of Company common stock exceeds the exercise price plus 25% ($15.80), then the number of shares underlying the option that may be exercised on that date of exercise shall be reduced on a straight-line basis, beginning when such closing price on the date of exercise exceeds $15.80 and ending when such closing price equals or exceeds $27.50 per share at which closing price the number of shares underlying the option shall be reduced to zero shares; thus, filling an incentive void that was created when industry stock prices (including Calpine’s stock) suffered significant declines while, at the same time, not providing an engorgement of reward from what was originally intended if Calpine’s stock prices return to higher, historical rates of industry market capitalization in the future.

(5)	Granted on December 21, 2012 and vests ratably on each of the first three anniversaries of the date of grant.

(6)	Granted on February 28, 2013 and vests ratably on each of the first three anniversaries of the date of grant.

(7)
Number of shares shown in the table is based on actual TSR performance relative to the S&P 500 companies assuming truncated performance measurement period of January 1, 2013 through December 31, 2013 and represents the threshold award level. The actual number of shares earned (if any) will be based on TSR performance at the end of the applicable performance period. Performance share units vest on December 31, 2015 and are payable in cash, in a range of 0% to 200%.

(8)	Granted on September 1, 2008 and vests 20% annually from the date of grant.

(9)	Granted on November 3, 2010 and vests 100% on the third anniversary of the date of grant.

(10)	Granted on January 31, 2008 and vests 50% every 18 months from the date of grant.

(11)	Granted on March 5, 2008 and vests ratably on each of the first three anniversaries of January 31, 2008.

(12)	Granted on December 17, 2008 and vests ratably on each of the first three anniversaries of the date of grant.

(13)	Granted on February 24, 2010 and vests 100% on the third anniversary of the date of grant.

(14)	Granted on February 14, 2011 and vests 100% on the third anniversary of the date of grant.

(15)	Granted on February 29, 2012 and vests 100% on the third anniversary of the date of grant.

(16)	Granted on August 11, 2008 and vests 20% annually from the date of grant.

(17)	Granted on January 7, 2009 and vests ratably on each of the first three anniversaries of the date of grant.
Option Exercises and Stock Vested
The following table provides information concerning option exercises and vesting of stock awards during 2013 for each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack A. Fusco	1,355,385	8,813,387	92,131	1,762,466
John B. Hill	677,692	4,406,690	24,672	471,975
Zamir Rauf	—	—	—	—
W. Thaddeus Miller	421,675	2,741,941	28,089	537,343
Jim D. Deidiker	—	—	—	—
Potential Payments Upon Termination or Change in Control
Effective January 31, 2008, we adopted our Severance Plan (the “Severance Plan”), which provides eligible employees, including executive officers, whose employment is involuntarily terminated by us without cause, by the employee with good reason, or in connection with a change in control, with certain severance benefits, including a lump sum payment based upon (i) the employee’s position and (ii) base salary and target bonus. In 2012, the Board approved an amendment to the Severance Plan, pursuant to which Tier 1, Tier 2 and Tier 3 participants will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999. Effective November 4, 2013, the Board approved an amendment to and restatement of the Severance Plan that, among other things, provides for accelerated vesting of equity in the event of a change in control or a participant’s death or disability, entitles Tier 1 participants to a pro-rated annual cash bonus for a termination by the participant for good reason or by us without cause, and revises the requirements for participants to receive benefits for a termination in connection with a change in control. In addition, each of Messrs. Fusco, Miller and Hill have agreements with us that provide for certain severance benefits as described below. The amount of compensation payable to each named executive officer in the event of a termination of employment, or a change in control, on December 31, 2013, is described below under “— Quantification of Potential Payments Upon Termination or Change in Control.”
Change in Control and Severance Benefits Plan
Under the Severance Plan, employees who are Senior Vice Presidents or above are eligible for certain post-employment benefits, which vary depending upon (i) the tier assigned to the employee and (ii) whether a change in control or termination of employment occurs. As of December 31, 2013, Mr. Hill participated as Tier 2 participant (though following the effective date of Mr. Hill’s employment agreement, he will participate as a Tier 1 participant), Mr. Rauf participated as a Tier 3 participant and Mr. Deidiker participated as a Tier 4 participant, in the Severance Plan. Any severance benefits for which Messrs. Fusco and Miller may be eligible would be provided under their respective amended employment agreements and not under the Severance Plan.
Severance and Benefits in Connection with a Change in Control. With respect to each participant in the Severance Plan, upon the occurrence of a change in control, notwithstanding the provisions of any other benefit plan or agreement:

•	each outstanding option held by a participant shall become automatically vested and exercisable;

•
options outstanding as of January 31, 2008, shall remain exercisable by such participant until the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the option would have otherwise expired, but in no event beyond the original term of such option;

•
options granted after January 31, 2008, shall remain exercisable by such participant for a period of (i) three years in the case of a Tier 1 participant, (ii) two years in the case of a Tier 2 participant or (iii) one year in the case of a Tier 3 participant, beyond the date at which the option would have otherwise expired, but in no event beyond the original term of such option; and

•
the vesting restrictions on all other awards relating to common stock (including but not limited to restricted stock, restricted stock units and stock appreciation rights) held by a participant shall immediately lapse and in the case of restricted stock units and stock appreciation rights shall become immediately payable.

•
each performance share unit held by a participant will immediately be deemed fully earned, each stock appreciation right held by a participant will immediately vest, the restrictions on all other awards relating to common stock held by a participant will immediately lapse, and all such awards will be immediately payable.

In the event that a participant’s employment is terminated within 24 months following a change in control or within six months following a potential change in control (provided that a change in control occurs within nine months following such potential change in control) and upon the occurrence of a participant’s termination of employment by us without cause, or by such participant for good reason, then such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•
a lump sum payment within 60 days following termination in an amount equal to 2.99 times (in the case of a Tier 1, Tier 2 or Tier 3 participant) or 1.99 times (in the case of a Tier 4 participant) the sum of (a) the participant’s highest annual salary in the three years preceding the termination and (b) the participant’s target bonus for the year of termination or for the year in which the change in control occurred, whichever is larger; plus

•	in the case of Tier 1 participants only, a pro-rated annual bonus for the year or termination, to be paid at such time as we pay annual bonuses generally; plus

•
a lump sum payment for all “accrued obligations,” defined as all unused vacation time and all accrued but unpaid compensation earned by such participant as of the termination date, to be paid as soon as practicable following the termination date; and

•
continued coverage for the participant and his or her dependents under all health care, medical, dental and life insurance plans and programs (excluding disability) maintained by us under which the participant was covered immediately prior to his or her termination date, to be provided (concurrently with any health care benefit required under COBRA), in the case of a Tier 1, Tier 2 or Tier 3 participant, for a period of 36 months following termination, and, in the case of a Tier 4 participant, for a period of 24 months following termination, at the same cost sharing between us and such participant as applies to a similarly situated active employee.

Severance and Benefits Not in Connection with a Change in Control. In the event that a participant’s employment is terminated by the participant for good reason or by us without cause, and not in connection with a change in control, as described above, then such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•
In the case of a Tier 1 participant, (i) a lump sum payment within 60 days following termination in an amount equal to 2.0 times the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date; plus (iii) a pro-rated annual bonus for the year or termination, to be paid at such time as we pay annual bonuses generally;

•
In the case of a Tier 2 or Tier 3 participant, (i) a lump sum payment within 60 days following termination in an amount equal to 1.5 times the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date; and

•
In the case of a Tier 4 participant, (i) a lump sum payment within 60 days following termination in an amount equal to the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date.

In addition to the above, for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4), following the termination date, the participant and his or her dependents shall receive continued health care benefits at the same cost sharing between us and such participant as a similarly situated active employee, to be provided concurrently with any health care benefit required under COBRA.
Provisions Applicable Whether or Not Termination is in Connection with a Change in Control. In addition, participants entitled to benefits in connection with a severance or change in control are also entitled to receive outplacement benefits at our expense beginning on such participant’s termination date for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4).

As a condition to receiving benefits under the Severance Plan, participants will be subject to certain conditions, including entering into non-solicitation, non-disclosure, non-disparagement and release agreements with us.
Effective December 21, 2012, the Board approved an amendment (the “Severance Plan Amendment”) to the Severance Plan. Pursuant to the Severance Plan Amendment, Tier 1, Tier 2 and Tier 3 participants will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999. If any amounts will become subject to the excise tax imposed by Code Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. A Tier 4 participant is not entitled to receive a gross-up payment under the Severance Plan, and any severance payments to a Tier 4 participant shall be reduced to the extent necessary so that no portion of the severance payments is subject to the excise tax, but only if the net after-tax payments as so reduced are at least equal to the unreduced payments that the Tier 4 participant would have received after payment of all taxes, including the excise tax.
Effective November 4, 2013, the Board approved an amendment and restatement of the Severance Plan that, in addition to changes reflected in the above summary, provides that in the event of a participant’s death or disability, all stock options will vest and remain exercisable for the period set forth in the applicable plan or agreement, each performance share unit held by a participant will immediately be deemed fully earned, each stock appreciation right held by a participant will immediately vest, the restrictions on all other awards relating to common stock held by a participant will immediately lapse, and all such awards will be immediately payable.
If any participant is a “specified employee” under Section 409A of the IRC, any benefits to be paid or received under the Severance Plan are to be delayed in accordance with the IRC. No new participants were added to Tier 1, Tier 2, or Tier 3 in 2013.
Termination Provisions of Employment Agreements
Jack A. Fusco
Pursuant to our agreement with Mr. Fusco, described further above under “— Summary of Employment Agreements,” if Mr. Fusco is terminated by us without cause or if he resigns for good reason, he will be entitled to certain severance payments and benefits, as follows:

•	a prorated bonus for the year in which such termination occurs;

•	a lump sum cash severance payment equal to two times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination;

•	continuation of certain health and welfare benefits for a period of two years following the date of termination; and

•	outplacement services for a period of up to 24 months following such termination.
In the event Mr. Fusco’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Fusco generally will be entitled to the same payments and benefits as set forth above, except that the applicable severance multiplier will be three instead of two and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
In addition, with respect to the sign-on option granted to Mr. Fusco

•	if Mr. Fusco’s employment is terminated for cause, he will forfeit any portion of the option that is outstanding;

•	and if Mr. Fusco terminates employment without good reason, any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
In addition, with respect to the equity-based awards granted to Mr. Fusco pursuant to the Fusco Amendments:

•
in the event of a change in control of the Company, the performance share units and restricted stock will immediately become fully vested, and the performance share units will be settled in accordance with the applicable award agreement;

•
if Mr. Fusco’s employment is terminated by us without cause or by him for good reason, (i) the restricted stock will immediately become fully vested, and (ii) the performance share units will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, subject to Mr. Fusco’s compliance with the restrictive covenants in Mr. Fusco’s employment agreement through the original payment dates;

•
if Mr. Fusco’s employment terminates by reason of disability or death, the performance share units and the restricted stock will immediately become fully vested, and the performance share units will be settled following the termination date in cash based on performance at 100% target level; and

•	if Mr. Fusco’s employment is terminated by us for cause or by Mr. Fusco without good reason, all of his unvested performance share units and restricted stock will be forfeited.
John B. Hill
Pursuant to the employment agreement, dated November 6, 2013 and effective immediately following the Annual Meeting, between us and Mr. Hill, Mr. Hill will be designated as a Tier 1 participant in the Severance Plan. In addition to the payments and benefits under the Severance Plan, as described above, with respect to the sign-on option granted to Mr. Hill

•	if Mr. Hill is terminated for cause, he will forfeit any portion of the option that is outstanding;

•	and if Mr. Hill terminates employment without good reason, any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
W. Thaddeus Miller
Pursuant to our agreement with Mr. Miller, described further above under “— Summary of Employment Agreements,” if Mr. Miller is terminated by us without cause or if he resigns for good reason, he will be entitled to certain severance payments and benefits, as follows:

•	a prorated bonus for the year in which such termination occurs;

•	a lump sum cash severance payment equal to 1.5 times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination;

•	continuation of certain health and welfare benefits for a period of 18 months following the date of termination; and

•	outplacement services for a period of up to 18 months following such termination.
In the event Mr. Miller’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Miller generally will be entitled to the same payments and benefits as set forth above, except that the applicable severance multiplier will be three instead of 1.5 and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
In addition, with respect to the sign-on option granted to Mr. Miller

•	if Mr. Miller is terminated for cause, he will forfeit any portion of the option that is outstanding;

•	and if Mr. Miller terminates employment without good reason, any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
In addition, with respect to the equity-based awards granted to Mr. Miller pursuant to the Miller Amendments:

•
in the event of a change in control of the Company, the performance share units and the restricted stock will immediately become fully vested, and the performance share units will be settled in accordance with the applicable award agreement;

•
if Mr. Miller’s employment is terminated by us without cause or by him for good reason, (i) the restricted stock will immediately become fully vested, and (ii) the performance share units will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, subject to Mr. Miller’s compliance with the restrictive covenants in his employment agreement through the original payment dates

•
if Mr. Miller’s employment terminates by reason of disability or death, the performance share units and restricted stock will immediately become fully vested, and the performance share units will be settled following the termination date in cash based on performance at 100% target level; and

•	if Mr. Miller’s employment is terminated by us for cause or by Mr. Miller without good reason, all of his unvested performance share units and restricted stock will be forfeited.
Effect of Termination Events or Change in Control on Unvested Equity Awards
The majority of the equity awards granted to our named executive officers through December 31, 2013, were granted under the Equity Incentive Plan. Unvested options issued under the Equity Incentive Plan terminate upon termination of employment and optionees generally have three months following termination of employment to exercise their vested options (unless the option terminates earlier pursuant to its terms). Unless otherwise set forth in an award agreement, unvested restricted stock is forfeited upon a termination of employment. Unvested options and restricted stock fully vest upon a change in control. Amounts payable to each of our executive officers based on a termination event or a change in control are set forth below under “— Quantification of Potential Payments Upon Termination or Change in Control.”
Quantification of Potential Payments Upon Termination or Change in Control
The following table sets forth potential benefits that each named executive officer would be entitled to receive in the event that the executive’s employment with us is terminated for any reason, including a termination for cause, resignation without good reason, a termination without cause, resignation with good reason, and termination without cause or resignation with good reason in each case in connection with a change in control, or in the event of a change in control without termination. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the named executive officer’s employment had terminated, and/or a change in control occurred on December 31, 2013. “Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

Named Executive Officer	Termination by Company for Cause or Resignation by Executive Without Good Reason	Termination by Company Without Cause	Resignation by Executive with Good Reason	Termination by Company Without Cause, or Resignation by Executive With Good Reason, in Connection with Change in Control	Change in Control Without Termination	Death/Disability
Jack A. Fusco
Cash Compensation(1)	$—	$5,200,000	$5,200,000	$7,800,000	$—	$—
Health and Welfare Benefits(2)	—	51,672	51,672	77,508	—	77,508
Outplacement(2)	—	55,000	55,000	55,000	—	—
Unvested Stock Awards(3)	—	6,245,795	6,245,795	6,245,795	6,245,795	6,245,795
Performance Share Units(4)	—	—	—	2,650,804	2,650,804	2,650,804
TOTAL	$—	$11,552,467	$11,552,467	$16,829,107	$8,896,599	$8,974,107
John B. Hill
Cash Compensation(1)	$—	$1,960,545	$1,960,545	$3,908,020	$—	$—
Health and Welfare Benefits(2)	—	38,754	38,754	77,508	—	38,754
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Stock Awards(3)	—	1,692,141	1,692,141	1,692,141	1,692,141	1,692,141
Performance Share Units(4)		—	—	729,401	729,401	729,401
TOTAL	$—	$3,741,440	$3,741,440	$6,457,070	$2,421,542	$2,460,296
Zamir Rauf
Cash Compensation(1)	$—	$1,639,890	$1,639,890	$3,268,847	$—	$—
Health and Welfare Benefits(2)	—	38,754	38,754	77,508	—	—
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Options(5)	—	1,359,278	1,359,278	1,359,278	1,359,278	1,359,278
Unvested Stock Awards(3)	—	1,024,470	1,024,470	1,024,470	1,024,470	1,024,470
Performance Share Units(4)	—	—	—	610,097	610,097	610,097
TOTAL	$—	$4,112,392	$4,112,392	$6,390,200	$2,993,845	$2,993,845
W. Thaddeus Miller
Cash Compensation(1)	$—	$2,240,559	$2,240,559	$4,481,118	$—	$—
Health and Welfare Benefits(2)	—	26,640	26,640	53,280	—	53,280
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Stock Awards(3)	—	1,926,437	1,926,437	1,926,437	1,926,437	1,926,437
Performance Share Units(4)		—	—	830,404	830,404	830,404
TOTAL	$—	$4,243,636	$4,243,636	$7,341,239	$2,756,841	$2,810,121
Jim D. Deidiker
Cash Compensation(1)	$—	$624,835	$624,835	$1,243,422	$—	$—
Health and Welfare Benefits(2)	—	8,076	8,076	16,152	—	—
Outplacement(2)	—	40,000	40,000	40,000	—	—
Unvested Options(5)	—	426,896	426,896	426,896	426,896	426,896
Unvested Stock Awards(3)	—	525,834	525,834	525,834	525,834	525,834
Performance Share Units(4)		—	—	165,620	165,620	165,620
TOTAL	$—	$1,625,641	$1,625,641	$2,417,924	$1,118,350	$1,118,350
______________

(1)
Amounts represented assume that no executive received payment from any displacement program, supplemental unemployment plan or other separation benefit which would decrease the amount of the above payments, where applicable. The amounts would be paid as a lump sum but have been calculated without any present-value discount and assuming that base pay would continue at 2013 rates.

(2)
Using generally accepted accounting principles for purposes of the Company’s financial statements, continued health and welfare benefits were valued at the amount of $2,153 per month (for family coverage) which applied to Messrs. Fusco, Hill and Rauf, $1,480 per month (for employee and spouse coverage) which applied to Mr. Miller and $673 per month (for employee only coverage) which applied to Mr. Deidiker. Outplacement services were valued at $40,000 for 12 months of coverage, $50,000 for 18 months of coverage and $55,000 for 24 and 36 months of coverage.

(3)
The value of unvested stock awards represents the closing price on the NYSE of our common stock on December 31, 2013 ($19.51), of all shares of restricted stock that would vest upon the triggering event. In the event of a change in control, all unvested stock awards will immediately vest in full, whether or not the executive’s employment terminates.

(4)
The value of unvested performance share units represents the estimated payout value on December 31, 2013. In the event of a death or disability, the performance share units will be paid at target of 100% following the termination date. In the event of a change in control, all unvested performance share units will immediately vest in full, whether or not the executive’s employment terminates, with the payout value based on the greater of target value or actual performance over the truncated period.

(5)
The value of unvested option awards represents the difference between the closing price on the NYSE of our common stock on December 31, 2013 ($19.51) and the exercise price of all unvested options that would vest upon the triggering event. In the event of a change in control, all unvested options will immediately vest in full, whether or not the executive’s employment terminates.

Compensation and Risk
Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that for the substantial majority of our employees the incentive for risk taking is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.
In 2013, as part of its assessment, the Compensation Committee reviewed the compensation program for employees that engage in certain hedging and optimization activities. While these employees have increased potential for risk taking because a part of their compensation is linked to the profitability of these activities, the Compensation Committee concluded that the business risk from these activities is not significant because these employees’ activities are subject to controls that limit excessive risk taking, such as volumetric and value-at-risk limits that are monitored and enforced on a daily basis by our Chief Risk Officer.
The Compensation Committee also reviewed the cash and equity incentive programs for senior executives and concluded that certain aspects of the programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executives to work for long-term growth of the Company, including limited claw-back provisions contained in employment agreements limiting the incentive to take excessive risk for short-term gains by imposing caps on CIP bonuses, requiring compliance with our Code of Conduct and giving the Compensation Committee the power to reduce discretionary bonuses.
For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Securities Authorized for Issuance Under Equity Compensation Plans
See “Compensation Discussion and Analysis — Details of Each Element of Compensation — Annual Incentive — Calpine Incentive Plan” for a discussion of the equity incentive plans.
Equity Compensation Plans Table
The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2013.

December 31, 2013	Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans
Approved by shareholders	9,573,568	(1)	$16.34	16,611,651	(2)
Not approved by shareholders	4,636,734	(3)	$22.16	—	(4)
Total	14,210,302	(5)	$18.25	16,611,651
_________________

(1)
Represents shares issuable upon exercise of options outstanding under the Equity Incentive Plan to purchase 9,477,555 shares and upon the settlement of outstanding restricted stock units under the Director Plan with respect to 96,013 shares; however, does not include issued restricted shares, which are subject to vesting.

(2)	Represents available shares for future issuance of 227,332 shares under the Director Plan and 16,384,319 shares under the Equity Incentive Plan.

(3)
Represents 4,144,000 shares issuable under the Calpine Corporation Executive Sign-On Non-Qualified Stock Option Agreement with Jack A. Fusco, 428,000 shares issuable under the Calpine Corporation Executive Sign On Non-Qualified Stock Option Agreement with W. Thaddeus Miller and 64,734 shares issuable under the Calpine Corporation Executive Sign On Non-Qualified Stock Option Agreement with John B. Hill.

(4)	There are no shares available for future grant.

(5)	The weighted average remaining term for the expiration of stock options is 3.1 years.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
See “Executive Compensation — Summary of Employment Agreements” for a description of employment agreements between us and certain of the named executive officers.
During 2013, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.
See “Corporate Governance Matters — Business Relationships and Related Party Transactions Policy” for a discussion of our policies and procedures related to conflicts of interest.
Director Independence. See “Corporate Governance Matters — Director Independence.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and beneficial owners of more than 10% of any class of our equity securities including our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other equity securities of the Company, and to provide the Company with a copy of those reports.
Based solely upon our review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any director, executive officer or beneficial owner of more than 10% of any class of the Company’s equity securities during the year ended December 31, 2013.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals intended to be included in our proxy statement and voted on at our 2015 Annual Meeting of Shareholders must be received at our corporate headquarters at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary, on or before December 2, 2014. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in the 2015 notice of Annual Meeting of Shareholders and the 2015 proxy statement.
Pursuant to our bylaws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2015 Annual Meeting of Shareholders to be brought before the meeting by a shareholder entitled to vote at the meeting, the shareholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received earlier than January 14, 2015 (120 days prior to May 14, 2015, the one year anniversary of the Annual Meeting), nor later than February 13, 2015 (90 days prior to May 14, 2015). The notice must contain the information required by our bylaws. The foregoing bylaw provisions do not affect a shareholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our bylaws is available upon request to: Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.
OTHER BUSINESS
As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The 2013 annual report to shareholders, including our 2013 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2013 annual report to shareholders are available at our website at www.calpine.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. The 2013 Annual Report on Form 10-K and the exhibits filed with it are available at our website at www.calpine.com. Upon written request by any shareholder to Investor Relations at Investor-Relations@calpine.com, we will furnish, without charge, a copy of the 2013 annual report to shareholders, including the financial statements and the related footnotes. The Company’s copying costs will be charged if exhibits to the 2013 Annual Report on Form 10-K are requested.

W. Thaddeus Miller
Corporate Secretary
April 1, 2014

ANNEX A
REGULATION G RECONCILIATIONS

Adjusted EBITDA represents net income (loss) attributable to Calpine before net (income) loss attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, we believe that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any unrealized gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, non-cash GAAP-related adjustments to levelize revenues from tolling contracts, gains or losses on the repurchase or extinguishment of debt and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted to reflect Adjusted EBITDA described above, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is presented because we believe it is a useful tool for assessing the financial performance of our company in the current period. Adjusted Free Cash Flow is a performance measure and is not intended to represent net income (loss), the most directly comparable U.S. GAAP measure, or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.

A-1

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net income (loss) attributable to Calpine for the years ended December 31, 2013, 2012 and 2011, as reported under U.S. GAAP.

	Year Ended December 31,
	2013	2012	2011

Net income (loss) attributable to Calpine	$14	$199	$(190)
Net income attributable to the noncontrolling interest	4	—	1
Income tax expense (benefit)	2	19	(22)
Debt extinguishment costs and other (income) expense, net	164	45	115
Loss on interest rate derivatives	—	14	145
Interest expense, net of interest income	690	725	751
Income from operations	$874	$1,002	$800
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	609	564	552
Major maintenance expense	224	200	205
Operating lease expense	35	34	35
Unrealized loss on commodity derivative mark-to-market activity	14	82	25
(Gain) on sale of assets, net	—	(222)	—
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest	14	31	36
Stock-based compensation expense	36	25	24
Loss on dispositions of assets	4	12	16
Acquired contract amortization	14	14	8
Other	6	7	25
Total Adjusted EBITDA	$1,830	$1,749	$1,726
Less:
Operating lease payments	34	34	35
Major maintenance expense and capital expenditures(2)	392	375	397
Cash interest, net(3)	700	757	781
Cash taxes	19	11	13
Other	8	8	11
Adjusted Free Cash Flow(4)	$677	$564	$489

Weighted average shares of common stock outstanding (diluted, in thousands)	444,773	471,343	485,381
Adjusted Free Cash Flow Per Share (diluted)	$1.52	$1.20	$1.01
_________

(1)	Depreciation and amortization expense on our Consolidated Statements of Operations excludes amortization of other assets.

(2)
Includes $228 million, $192 million and $201 million in major maintenance expense for the years ended December 31, 2013, 2012 and 2011, respectively, and $164 million, $183 million and $196 million in maintenance capital expenditure for the years ended December 31, 2013, 2012 and 2011, respectively.

(3)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(4)
Excludes an increase in working capital of $130 million, a decrease in working capital of $107 million and an increase in working capital of $13 million for the years ended December 31, 2013, 2012 and 2011, respectively. Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

A-2

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Reservation Form for the Calpine Corporation 2014 Annual Meeting of Shareholders
Shareholders who expect to attend the Annual Meeting on May 14, 2014, at 8:00 a.m. at our corporate headquarters in Houston, Texas should complete this form and return it to the Office of the Corporate Secretary, Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Shareholders holding stock in brokerage accounts are required to bring a copy of a brokerage statement reflecting Calpine Corporation common stock ownership as of March 18, 2014.

Name
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Address
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Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 14, 2014:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2013 Annual Report
are available at www.proxyvote.com.

CALPINE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2014

The shareholder(s) hereby appoint(s) Jack A. Fusco and W. Thaddeus Miller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Calpine Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m. (Central Time) on May 14, 2014, at our corporate headquarters, located at 717 Texas Avenue, 10th Floor, Houston, Texas 77002, and any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted, in accordance with the Board’s recommendation, FOR items 1 through 3. If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

Please consider voting over the Internet or by telephone. Your vote will be recorded as if you mailed in your proxy card. We believe voting this way is convenient.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments: _____________________________________________________________________
_______________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2014, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CALPINE CORPORATION 717 TEXAS AVENUE SUITE 1000 HOUSTON, TX 77002
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Calpine Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2014, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CALPINE CORPORATION
The Board of Directors recommends a vote “FOR” the listed nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

1.	Election of Directors
Nominees:
	01) Frank Cassidy 02) Jack A. Fusco 03) John B. (Thad) Hill 04) Robert C. Hinckley 05) Michael W. Hofmann	06) David C. Merritt 07) W. Benjamin Moreland 08) Robert A. Mosbacher, Jr. 09) Denise M. O’Leary

					For	Against	Abstain
The Board of Directors recommends a vote “FOR” the following proposals:

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.				☐	☐	☐

3.	To approve, on an advisory basis, named executive officer compensation.				☐	☐	☐

Note: Such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

For address change / comments, please check this box and write them on the back where indicated. ☐

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date